UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): February 8, 2008

ALYNX, CO.

(Exact name of registrant as specified in charter)

Nevada	000-52491	90-0300868
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1234 Airport Road, Suite 105 Destin, Florida	32541
(Address of principal executive offices)	(Zip Code)

(850) 269-0000

(Issuer’s Telephone Number)

706 Rildah Circle, Kaysville, Utah 84037

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements reflect the current view about future events. When used in the filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

In this Form 8-K, references to “we,” “our,” “us,” “the Company,” “our company,” the “combined companies” refer to Alynx, Co., a Nevada corporation (“Alynx”), MiMedx, Inc., a Florida corporation (“MiMedx”), a wholly-owned subsidiary of Alynx, and SpineMedica, LLC, a Florida limited liability company (“SpineMedica”), a wholly-owned subsidiary of MiMedx.

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported by Alynx in its Form 8-K filed January 29, 2008, Alynx Co., MMX Acquisition Corp., a Florida corporation wholly-owned by Alynx, and MiMedx, Inc., a Florida-based, privately-held, development-stage medical device company (“MiMedx”), executed an Agreement and Plan of Merger on January 29, 2008 (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, and upon satisfaction of specified conditions, including approval by MiMedx shareholders on February 8, 2008, MMX Acquisition Corp. merged into MiMedx.

On the closing date, pursuant to the terms of the Merger Agreement, former MiMedx shareholders received approximately 52,283,090 shares of Alynx Common Stock and 3,684,040 shares of Alynx Series A Preferred Stock (the “Preferred Stock”) (convertible into 56,944,572 shares of Common Stock), for an aggregate of 109,227,662 shares of Common Stock (as converted), or approximately 97.25% of the post-merger company’s outstanding shares (as converted). In addition, certain persons received 636,376 shares of Alynx Common Stock as compensation for finder’s services in connection with the Merger. The shares of Alynx Stock were issued pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. The shares are unregistered, restricted stock bearing a restrictive legend. See “Alynx Shares Eligible for Future Sale” at Item 2.01 of this Form 8-K.

The material terms of the Merger Agreement are described more fully in Item 2.01 of this Current Report on Form 8-K. The information therein is hereby incorporated into this Item 1.01 by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Closing of Merger Agreement

As described in Item 1.01 above, on February 8, 2008, Alynx acquired MiMedx, a Florida-based development-stage medical device company in a merger (“Merger”). MMX Acquisition Corp. merged with and into MiMedx. The outstanding MiMedx capital stock was converted into approximately 52,283,090 shares of Alynx Common Stock and 3,684,040 shares of Alynx Preferred Stock (convertible into 56,944,572 shares of Common

Stock), for an aggregate of 109,227,662 shares of Common Stock (as converted), or approximately 97.25% of the post-merger company’s outstanding shares (as converted). See “Alynx Shares Eligible for Future Sale” below.

Pursuant to the Merger Agreement the sole director and executive officer of Alynx, Ken Edwards, resigned from his positions with Alynx at the closing of the Merger. The directors and executive officers of MiMedx became the directors and executive officers of Alynx. See “Management” below.

Change in Corporate Headquarters

In connection with the closing of the Merger, Alynx relocated its corporate headquarters from 706 Rildah Circle, Kaysville, Utah 84037 to 1234 Airport Road, Suite 105, Destin, Florida 32541.

Accounting Treatment

For accounting purposes, the Merger is being accounted for as a reverse merger, which means MiMedx will be deemed to have acquired Alynx. This accounting treatment was required since the shareholders of MiMedx now own a substantial majority of the issued and outstanding shares of common stock of the Registrant, and certain of the directors and executive officers named by MiMedx became the directors and executive officers of the Registrant at the closing, replacing the prior directors and executive officers. No agreements exist among present or former controlling stockholders of the Registrant or present or former officers and directors of MiMedx with respect to the future election of the members of the Registrant’s Board of Directors, and to the Registrant’s knowledge, no other agreements exist which might result in a change of control of the Registrant. See the pro forma financial information at Exhibit 99.3 to this Form 8-K for further details.

Treatment of Options and Warrants

Alynx assumed each stock option to purchase shares of MiMedx’s common stock that was outstanding immediately prior to the Merger, whether or not then vested or exercisable (each, an “Assumed MiMedx Option”). Each Assumed MiMedx Option was converted into an option to acquire that number of shares of Alynx Common Stock equal to the number of shares of MiMedx capital stock subject to such option, multiplied by 3.091421. The exercise price per share for the Assumed MiMedx Options was adjusted by dividing the exercise price for the MiMedx Assumed Option by 3.091421, rounded up to the nearest whole cent. At closing, Alynx assumed options representing rights to purchase up to approximately 12,238,170 shares of Alynx Common Stock at a weighted average exercise price of $0.56 per share of Alynx Common Stock. All other terms and conditions of the options remained the same.

Further, Alynx assumed each warrant to purchase, acquire or otherwise receive MiMedx shares, exclusive of Assumed MiMedx Options outstanding immediately prior to the Merger, whether or not then vested or exercisable (each, an “Assumed MiMedx Warrant”). Each Assumed Warrant was converted into a warrant to acquire that number of our shares equal to the number of shares of MiMedx capital stock subject to such warrant, multiplied by 3.091421. The purchase price per share for the Assumed MiMedx Warrant was adjusted by dividing the exercise price for each Assumed MiMedx Warrant by 3.091421, rounded up to the nearest whole cent. At closing, Alynx assumed warrants representing rights to purchase up to approximately 2,192,840 shares of Alynx Common Stock at a weighted average exercise price of $0.46 per share of Alynx Common Stock. All other terms and conditions of the warrants remained the same.

FORM 10-SB DISCLOSURES

Prior to the Merger, Alynx was a “shell company” as defined in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, because it had no or nominal operations, and assets consisting of cash, cash equivalents and nominal other assets. As disclosed elsewhere in this report, on February 8, 2008, we acquired MiMedx in the Merger. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the Merger disclosed under Item 2.01, then the Registrant must disclose the information that would be required if the Registrant were filing a general form for registration of securities under the Securities Act of 1934, as amended.

Alynx ceased to be a shell company upon consummation of the Merger. Accordingly, we are providing the required information. The information provided below relates to the combined company after the Merger.

DESCRIPTION OF BUSINESS

BACKGROUND: ALYNX BEFORE THE MERGER

Alynx was originally formed as a Utah corporation on July 30, 1985 under the name Leibra, Inc. On October 1, 1986, the stockholders approved a merger with Leitech, Inc., a newly formed Nevada corporation, to change the domicile of Leitech, Inc. from Utah to Nevada. Alynx had several name changes in connection with various business acquisitions, all of which have been discontinued or rescinded. For the past several years the Company has had no active business operations, and has been seeking to acquire an interest in a business with long-term growth potential. It has been an inactive shell corporation for at least the past 10 years.

Historical Activities

Ken Edwards, the sole officer and director of Alynx, was appointed as a director, President, Secretary and Treasurer on October 15, 2000. Since that date Mr. Edwards has managed the company solely in preparation for locating and consummating a transaction whereby the company could recommence business operations. In April 2006 he purchased 20,000,000 shares of common stock of Alynx for $20,000. Through his company, Booder Corp., Mr. Edwards receives compensation of $1,000 per month for the services performed by him for Alynx. Alynx raised an additional $10,000 in May 2006 thorough the sale of convertible promissory notes in the principal amount of $2,500 each to four persons. On May 25, 2006, Alynx effected a 10-for-1 forward stock split of its outstanding common stock. In May 2007 Alynx borrowed $15,000 from Mr. Edwards and in October 2007 Mr. Edwards agreed to loan up to an additional $25,000 to Alynx. Alynx’s Form 10-KSB, filed January 23, 2008, is incorporated herein by reference.

On March 6, 2007, Alynx filed a registration statement with the Securities and Exchange Commission on Form 10-SB to register the company’s common stock under the Securities Exchange Act of 1934. Alynx has filed periodic reports with the Commission since that time.

INFORMATION ABOUT MIMEDX

Overview

Our business is now the business conducted by our principal subsidiary, MiMedx. MiMedx is a development-stage company, incorporated in Florida in November 2006, that is currently developing products primarily for use by musculoskeletal specialists in both surgical and non-surgical therapy. In February and March of 2007, MiMedx raised approximately $14 million in a private placement. In July 2007, MiMedx acquired SpineMedica Corp., which is focused on developing medical devices to treat spinal disorders. In late 2007, MiMedx raised approximately $3.9 million in a private placement.

Our Strategy

Our business strategy is to identify, acquire, reduce-to-practice, and commercialize innovative new medical products and technologies, focused initially for the musculoskeletal market, as well as novel medical instrumentation and surgical techniques. We have organized an advisory panel of leading physicians in our primary fields of interest for new products and technology as well as guidance and advice with ongoing product development programs. We plan to utilize our experienced management team to commercialize these medical technologies by advancing them through the proper regulatory approval processes, arranging for reliable and cost-effective manufacturing, and to ultimately either sell the product lines to others or market the products in Europe, the United States, and Asia.

We have already started implementing our business strategy through our acquisition of several products and services, and SpineMedica. We intend to build on this effort by continuing to search for and utilize complementary technology that we believe can enhance our products currently under development, add to our product line, and move us to profitability.

Products and Services Under Development

We currently operate in one business segment, musculoskeletal products, which will include the design, manufacture and marketing of four major market categories: soft-tissue reconstructive products, fixation devices, spinal products and joint reconstruction products including tendons and ligaments of the hand and upper and lower extremity joint markets, and procedure-specific instrumentation required to implant our reconstructive systems. Fixation devices may include internal, bone-to-bone fixation devices that do not address the spine. Spinal products include artificial spinal discs to treat cervical pain and degeneration as well as lumbar indications, facet arthroplasty, intervertebral spacers, spinous process spacers, and other spinal systems and implants, as well as orthobiologics. Other product categories may include arthroscopy products, general surgical implants and instruments, operating room supplies and other surgical products and implants.

MiMedx Products and Services

Dr. Thomas Koob’s discovery of a unique polymerization chemistry led directly to the development of the nordihydroguaiaretic acid (“NDGA”) cross-linking process under exclusive license to us. Dr. Koob and his team devised a strategy to use NDGA as a collagen cross-linking agent in which Dr. Koob’s initial bench testing shows may produce a very strong, biocompatible, and durable material which could possibly be used to treat a number of orthopedic and general soft-tissue trauma and disease disorders.

The core technology licensed to us is embodied in two of Dr. Koob’s patents. It covers the polymerization chemistry of NDGA as applied to biological materials, bioprostheses or devices created through its application. It covers chemistries and compounds that have the reactive groups that are responsible for the effectiveness of NDGA, including a variety of organically synthesized NDGA analogs and natural compounds. Multiple medical products could potentially be developed and patented that are all tied to the core patented technology.

We believe NDGA cross-linking has advantages over other cross-linking agents such as glutaraldehyde, which is toxic to cells and may create scar-tissue; but nonetheless is currently marketed and used to treat biologic applications, including soft tissue. Initial biocompatibility tests conducted to date show NDGA cross-linked biomaterials may not be cytotoxic and have shown a high degree of biocompatibility. Furthermore, tests have shown NDGA biocompatibilizes certain materials that may otherwise create a foreign body response. NDGA is a biological compound, and therefore biomaterials cross-linked with NDGA are composed entirely of biological components. NDGA is commercially available from numerous sources, and the Company has identified several potential qualified suppliers in the U.S.

Characteristics and benefits of products that we believe could possibly be developed using this licensed technology are:

•

Initial tests of fibers cross-linked with NDGA appear to demonstrate they are stronger than existing collagenous tissue, including healthy tendons and ligaments. These fibers form the fundamental unit from which a variety of devices could be configured as follows:

–	Linear arrays of fibers for tendons
–	Fiber braids for ligament bioprostheses
–	Woven meshes for general surgical use;
•	NDGA-treated biomaterials have been tested and preliminarily suggest results that the materials are biocompatible and biodegradable, with a tunable rate of resorption in-vivo;
•	Biocompatibilization (make a material biocompatible that may otherwise not be) of in-dwelling medical devices by coating with NDGA polymerized collagen;
•	NDGA treatment of xenograft (animal in origin) and allograft (human in origin) materials could make them biocompatible and possibly improve functional lifetime; and
•	NDGA-treated collagen-based biorivets have the potential to be used for bone repair.

MiMedx’s efforts presently focus on development of the potential products identified and designing a manufacturing process. We are planning to initially pursue linear arrays and braided constructs for ligament repair as the first products to enter clinical development.

We may license rights to others for unique applications and indications that we do not intend to exploit.

SpineMedica Products and Services

As much as $100 billion is spent annually to treat back pain, which leads national healthcare expenditures and is projected to increase as the “baby boomers” age. The total United States spinal implant market in 2006 was approximately $3.75 billion, approximately a 15% increase over 2005, and is expected to grow to $4.3 billion in 2007.

Our wholly-owned subsidiary, SpineMedica, is currently developing two products, a cervical total disc replacement and a posterior interbody fusion device for this market. Salubria® biomaterial, a poly-vinyl alcohol and water-based biomaterial that SpineMedica owns specific rights to, can be manufactured with a wide range of mechanical properties, including those that appear to closely mimic the mechanical and physical properties of a natural, healthy spinal disc. We believe the intervertebral disc space and the normal mobility of the spine can be preserved using a biomimetic material like Salubria® biomaterial. Salubria® biomaterial has been used in other medical device applications and we believe it has demonstrated biocompatibility and durability inside the human body. In the United States, the FDA has cleared the material for use next to nerves and in the European Union and Canada it has been cleared for use next to nerves and to replace worn-out and lesioned cartilage in the knee. According to SaluMedica, LLC, our licensor, the material has been tested to withstand 10 million cycles of high stress and shear using standard industry materials-testing methods. In addition, the prototype of the total disc replacement (“TDR”) has been implanted in sheep, demonstrating ease of implantation and acceptable osteoconductive fixation and biocompatibility.

We have developed a strategic plan that anticipates the first human implantation of a Salubria® biomaterial arthroplasty product in the lumbar spine in 2009, as an interbody device. However, this pilot study may not be completed or may not have favorable results. The cervical artificial disc development program is still in the initial bench testing stage of development and is not anticipated to be ready for human implantation until 2010.

SpineMedica has recently begun developing a third product for the spine, a vessel guard made of Salubria® biomaterial material. This vessel guard, which would be a 510(k) device with the FDA, would be designed to reduce the risk of potential vessel damage during a spinal revision surgery. We also plan to pursue a CE Mark in Europe for this vessel guard. If successful, the strategic plan for this device anticipates introduction into the market in 2009.

Market Opportunity

Since 2001, 78% of the orthopedic implants approved by the FDA have incorporated new or unique biomaterials, according to industry analyst Robin Young, Orthopedics This Week, www.ryortho.com. Biomaterials have developed into a number of new technologies that can offer a high level of biocompatibility and overcome certain disadvantages associated with traditional treatment modalities, such as synthetic prostheses. Biomaterials are natural or synthetic (when consolidated with natural materials) products used for many indications, such as tissue engineering and stimulating the repair processes innate to the human body.

Orthopedics is one of the largest medical sectors utilizing biomaterials. The development of advanced generation products has prompted many orthopedic companies whose foundations lie in traditional therapies to focus on biomaterials due to physician and patient demand. We believe that new biomaterial products will continue to replace existing products.

The main orthopedic biomaterials markets driving growth are connective and soft tissues, such as tendon and ligament repair (tendons connect muscle to bone and ligaments connect bone to bone), meniscus repair, bone grafts, resorbable technologies, and cartilage repair.

We believe that the number of procedures which might utilize our products is large. The total number of procedures of arthroscopy and soft-tissue repair (including shoulders, hands, knees, ankles, and elbows) in 2003 was estimated at approximately 2.6 million compared to approximately 2.3 million procedures in 2002 according to The Ortho FactBook (2006), published by Knowledge Enterprises, Inc.

Rotator cuff injuries represent a leading cause of shoulder instability and result in approximately 300,000 invasive procedures annually, according to MedTech Insight, an industry marketing research firm.

The Ortho FactBook (2006), published by Knowledge Enterprises, Inc, an orthopedic industry analysis organization, notes that there were approximately 375,000 total hip procedures performed per year in the U.S. and 450,000 total knee procedures. The total hip and knee markets in aggregate yield almost $5 billion annually and represent only an estimated 32% of the total market for soft tissue, musculoskeletal repair.

Also, the NDGA-based biomaterials and related processes under license may prove suitable for use in general surgical procedures for reinforcement of soft tissue where weakness exists or scar tissue formation is not desirable. Whereas competitive implants are not intended to replace normal body structure or provide the full mechanical strength to the repair site, initial testing indicates that our licensed technology may be able to provide full mechanical strength and potentially surpass the original mechanical strength of adjacent, native tissues.

Though not yet in development, other possible non-orthopedic products are related to the use of our technology as general soft-tissue patches and slings, including general surgical reconstruction.

The market for general soft-tissue patches and slings is not heavily populated because so few products work and physicians and patients are demanding implants that resorb over time. In 2005, the general soft-tissue repair market for the products listed above was valued at over $600 million in the United States and over $500 million in Europe, with an anticipated growth rate of 14% through 2010, according to a 2006 market research report by Millennium Research Group.

Tendon and Ligament Repair Technologies

Advancements in tendon and ligament surgery have focused largely on new methods of graft fixation using interference screws and anchors, which have opened new approaches to repair. We believe there is a new wave of development for ligament and tendon replacements, including collagen matrices, cell-seeded polymer scaffolds, allografts, and fibroblast-seeded tendons and ligaments, that we believe will change how physicians treat these procedures. Therapeutic modalities we will focus on first are related to the treatment and reconstruction of digital flexor, hand and wrist tendons and for rotator cuff repair. Following clinical development of the above, we plan to focus on treatments for larger tendons, ligaments and joints, such as medical and lateral collateral ligaments, the anterior cruciate ligament (ACL) and the posterior cruciate ligament (PCL) of the knee, Achilles tendon repair, quad/patellar tendon, chronic ankle and elbow instability and meniscal repair. Also, our products could potentially be used in other orthopedic categories.

Salubria® Biomaterial

Salubria® biomaterial is a unique poly-vinyl alcohol (“PVA”) and water-based biomaterial that has been used in other medical device applications and is cleared by the FDA for use in the United States as a nerve cuff. We have licensed the use of Salubria® biomaterial from SaluMedica, LLC, for certain applications within the body (see “Collaborations and License Agreements”). The material has been sold in Europe for certain applications for over five years. Salubria® biomaterial can be processed to have mechanical and physical properties similar to that of human tissues. The biostable hydrogel composition contains water in similar proportions to human tissue, mimicking human tissue’s strength and compliance. For certain applications, the material has been formulated to be wear-resistant and strong. The base organic polymer is known to be biocompatible and hydrophilic. These properties make it a candidate for use as an implant, and may prove suitable for development into medical products addressing various applications. The Salubria® biomaterial and products formed thereof are MRI compatible (allowing for Magnetic Resonance Imaging of a patient with no artifacts or abnormal safety precautions necessary).

We have licensed Salubria® biomaterial for use in the spine, hand, and rotator cuff. Development of applications for use in the spine is currently underway with SpineMedica, LLC; whereas development of hand and rotator cuff applications has not yet been initiated.

Spine Anatomy and Disorders

The spine is considered by many orthopedic and neurosurgeons to be the most complex motion segment of the human body. It provides a balance between structural support and flexibility. It consists of 26 separate bones called vertebrae that are connected together by connective tissue to permit a normal range of motion. The spinal cord, the body’s central nerve conduit, is enclosed within the spinal column. Vertebrae are paired into what are called motion segments that move by means of three joints: two facet joints and one spinal disc.

The four major categories of spine disorders are degenerative conditions, deformities, trauma and tumors. The largest market and the focus of initial SpineMedica product development is degenerative conditions of the disc space and facet joints. These conditions can result in instability, pressure and impingement on the nerve roots as they exit the spinal column, causing back often severe and debilitating pain in the back, arms and/or legs.

Current Treatments for Spine Disorders

We believe current surgical treatments for chronic back pain caused by disc disease, which includes joint fusion, the current standard of care, have several limitations. In our experience, the most common drawbacks encountered with the present procedures include increased stress and degeneration in adjacent levels of the spine and continued pain and stiffness or instability as a result of the implanted device, resulting in a failure rate of between 20-25%. Due to the limited alternatives and the pain patients are experiencing, approximately 227,000 cervical and 295,000 lumbar procedures were performed in 2006, even with such failure rates. It is estimated that if the percentage-level of success was increased to be between 90-95%, the annual level of surgical procedures would increase to between $20 to $25 billion, according to orthopedic industry analyst Robin Young, of Orthopedics This Week (www.ryortho.com).

In Europe, there are several artificial devices being marketed in the $4,000 to $8,000 price range. Presently in the United States, the FDA has approved two total lumbar disc implants, the Charité™ Disc Arthroplasty System by DePuy Spine (a division of Johnson & Johnson) and the ProDiscTM-L Total Disc Replacement by Synthes Spine, Inc. The products list at $11,500 to $15,000. Two total cervical disc implants have been approved, the Prestige® Cervical Disc System and the ProDiscTM -C by Medtronic Sofamor Danek and Synthes Spine, respectively. They range in price from $9,000 to $11,000, depending on geographic reimbursement rates. These devices have certain advantages over existing fusion or rigid fixation devices; however, as first generation metal implants, they do have certain limitations which present an opportunity for us to pursue using the technology licensed from SaluMedica, LLC or owned or developed by SpineMedica.

Interbody fusion implants/devices are numerous, with current US market pricing in the range of $3,500 to $7,000 per unit for PLIF (Posterior Lumbar Interbody Fusion) implants. Two are usually implanted per intervertebral level.

The current prescribed treatment for spine disorders depends on the severity and duration of the disorder. Initially, physicians typically prescribe non-operative procedures including bed rest, medication, lifestyle modification, exercise, physical therapy, chiropractic care and steroid injections. Non-operative treatment options are often effective; however, other patients require spine surgery. According to Knowledge Enterprises, Inc. over one million patients undergo spine surgery each year in the United States, and the number of spine surgery procedures grew to over 1.2 million per year in 2005. The most common spine surgery procedures are: discectomy, the removal of all or part of a damaged disc; laminectomy, the removal of all or part of a lamina, or thin layer of bone, to relieve pinching of the nerve and narrowing of the spinal canal; and fusion, where two or more adjoining vertebrae are fused together to provide stability.

The two arthroplasty products SpineMedica currently has under development would initially address both the cervical and lumbar geographies. The cervical disc replacement product, made from the Salubria® biomaterial, would allow for restoration of natural motion while additionally supplying shock absorption. This shock absorption feature may reduce the likelihood of adjacent level disease and subsequent surgery. Insertion of the device into the diseased disc space would use existing surgical techniques. Additionally, management expects revision of this device to have less risk than competitor’s devices, due to the lack of metal endplates on the SpineMedica product.

Spine Repair Technologies

Medtech Insight, LLC’s report on “United States Markets for Spinal Motion Preservation Devices,” states that an estimated 50 million people in the United States suffer from back pain. This report also states that in 2004, more than 1 million spine surgeries were performed in the United States—far more than the number of hip and knee replacements combined. Factors driving growth of the spine surgery products market include the growing number of people with degenerative disc disease, which typically is caused by gradual disc damage and often results in disc herniation and chronic, debilitating lower back pain. It is most common among otherwise healthy people in their 30s and 40s and affects approximately half of the United States population age 40 and older.

A disc herniation, or abnormal bulge or rupture, is often caused by degenerative disc disease but may also result from trauma and/or injury. As we age, the disc’s nucleus pulposus, or the center of a spinal disc, loses its water content and the disc begins to degenerate, becoming drier, less flexible, and prone to damage or tears. By the time a person reaches age 80, the nucleus pulposus’ water content decreases to approximately 74%; during the first year of a person’s life, the water content is approximately 90%. The annulus fibrosus, or the outer rim of a spinal disc, also may be damaged by general wear and tear or by injury and can cause bulging and impingement on adjacent nerve roots.

Fusion

During the 1990s, treatment for degenerative disc disease and trauma focused on products such as interbody fusion devices and pedicle screws for immobilizing the spine. Although spinal fusion has worked relatively well in alleviating back pain in many patients, it has limitations. For example, according to estimates by members of our physician advisory board, while a significant number of lumbar fusion patients receive some clinical benefit, many never experience significant relief of pain or complete recovery of function over time. Furthermore, fusion is a procedure that requires not only complete removal of the disc and bony endplates, but more importantly, eliminates any future options for treatment. Fusion also restricts motion of the spine and places more strain on adjacent vertebrae causing them to deteriorate more rapidly in a phenomenon called “adjacent level disc disease.” For this reason, physicians are often reluctant to advise younger patients to undergo fusion.

Restoring Mobility—The Possibilities

The following chart describes the three basic approaches to motion preservation. The Total Disc Replacement and Dynamic Stabilization approaches are addressed by the first two products SpineMedica has under development.

Approach	Description	Goal

Total Disc Replacement	Removal of the majority of the disc and replacement with a mechanical or polymer artificial disc	Maintain disc height and restore motion of spinal segment.

Nucleus Replacement	Replacement of the disc’s nucleus pulposus, using a variety of metals and ceramics, injectable fluids, hydrogels, inflatables, and elastic coils.	Restore disc height and shock-absorbing functions (with some designs).

Dynamic Stabilization	Posterior column support unloads the disc and allows a range of motion using a variety of implants or flexible materials.	Reduce loads on the disc and correct the spinal balance and alignment.

Restoring mobility and preventing adjacent level deterioration are the primary reasons for the interest in motion preservation devices over fusion. One motion preserving technology that has arisen as a promising alternative to fusion is artificial discs, also known as total disc replacement devices. Currently available artificial discs are metallic, mechanical devices designed to completely replace a diseased or damaged intervertebral spinal disc in order to relieve pain and restore normal spinal motion. Total disc replacements are being developed for both the cervical and lumbar region. The procedures typically involve complete removal of the disc (both the annulus and nucleus pulposus) and bone endplates, followed by insertion of an artificial disc.

Many companies are conducting research on artificial disc technology and working to develop the next generation of products which these companies expect will incorporate nonmetal cores that more closely replicate disc kinematics by allowing various degrees of motion. Our cervical disc product is one such technology that is in development. Some of our competitor’s products have begun clinical trials. To take advantage of the benefits of both metal and nonmetal materials and overcome the drawbacks involved in using either of them alone, researchers have combined both types of materials in their designs. Most commonly this has taken the form of a metal-polymer-metal sandwich design. The majority of these devices use polymers that offer insignificant shock absorption, such as polyethylenes and polyurethanes. Salubria® biomaterial does offer shock absorption which could potentially result in a superior outcome for the patient.

The first artificial disc marketed in the United States, was the Charite® lumbar total disc replacement by DePuy Spine, a Johnson & Johnson division. It is considered a “first-generation” design loosely-based on ball-and-socket articulating bearings. Typically, this and other first-generation designs for artificial discs involve two metal endplates with a weight-bearing core, composed of polyethylene sandwiched between them. The endplates vary in configuration (e.g., convex/concave) and method of fixation (e.g., coated/uncoated, keel versus no keel, spikes/ridges) to the surrounding bone. There have been three additional total disc replacements approved for use in the US by the FDA, the most recent one being a cervical disc replacement from Synthes Spine, approved in December of 2007. This device, the ProDiscTM-C, is a metal-polyethylene-metal design.

After consultation with members of SpineMedica’s Physician Advisory Board, we believe that the market may move away from the first generation artificial discs and toward more biomimetic discs, relying on hydrogels and various polymers, to replace all or a portion of the disc. The objective of implanting replacement material is to maintain or restore the physiologic, or normal functional, height of the intervertebral disc space, as well as the mobility and the mechanical function of the spine.

The SpineMedica Acquisition

On July 23, 2007, MiMedx completed its acquisition of SpineMedica Corp. pursuant to an Agreement and Plan of merger, and acquired all of the issued and outstanding capital stock of SpineMedica Corp. through a forward triangular merger into our subsidiary, SpineMedica, LLC. Each share of SpineMedica Corp. stock then outstanding was converted into the right to receive the merger consideration, as described below.

The merger consideration for one share of SpineMedica Corp. common stock was one share of MiMedx common stock. The merger consideration for one share of SpineMedica Corp. Series A Convertible Preferred Stock was one share of our Series B Convertible Preferred Stock and a warrant for one share of our common stock with an exercise price of $0.01 per share. The warrants issued to Series B holders have now terminated without vesting in accordance with their terms.

Assumption of Outstanding SpineMedica Corp. Stock Options and Warrants

MiMedx assumed each stock option to purchase shares of SpineMedica Corp.’s common stock (each a “SpineMedica Stock Option”) that was outstanding immediately prior to the SpineMedica acquisition, whether or not then vested or exercisable (each, an “Assumed Option”). Each Assumed Option was converted into an option to acquire that number of shares of MiMedx common stock equal to the number of shares of SpineMedica Corp. common stock subject to such SpineMedica Stock Option. The exercise price per share, as well as all other terms and conditions, was the same for each Assumed Option as in each corresponding SpineMedica Stock Option.

Further, MiMedx assumed each warrant to purchase, acquire or otherwise receive SpineMedica Corp. shares, exclusive of SpineMedica Stock Options (each a “SpineMedica Warrant”) outstanding immediately prior to the merger, whether or not then vested or exercisable (each, an “Assumed Warrant”). Each Assumed Warrant was converted into a warrant to acquire that number of MiMedx shares equal to the number of SpineMedica Corp. shares subject to such SpineMedica Warrant. The purchase price per MiMedx share, as well as all other terms and conditions, was the same for each Assumed Warrant as in each corresponding SpineMedica Warrant.

The options and warrants assumed by MiMedx in connection with the SpineMedica acquisition were assumed by Alynx pursuant to the Merger Agreement.

Purchase Accounting Treatment

We accounted for the SpineMedica acquisition using the purchase method of accounting. Under the purchase method, we recorded, at fair value, the acquired assets and assumed liabilities of SpineMedica Corp. To the extent the total purchase price exceeded the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, we recorded goodwill, totaling approximately $858,000, based on the aggregate closing price of approximately $12,010,000.

Physician Advisory Boards

We have empanelled 31 key physician opinion leaders in relevant fields by asking these physicians to serve on one of our Physician Advisory Boards (“PABs”). Each has entered into a consulting agreement with MiMedx or SpineMedica.

We plan for our PABs to include physicians who move medicine forward by scientific endeavor, such as publishing, teaching and developing new solutions to treat injury and diseases. Several members are chairmen of their respective departments at university medical schools, teaching institutions and fellowship programs. Our PABs have been assembled consisting of two committees for the initial intended uses: orthopedics sports medicine (the “Sports Committee”) and upper-extremity and plastic surgery indications (the “Hand Committee”).

The Chairman of our MiMedx PAB is James Andrews, M.D., of Birmingham, Alabama, and Gulf Breeze, Florida. Dr. Andrews is one of the best known and most respected sports-medicine physicians in the world. He is the physician for three NFL football teams and several baseball teams and treats many of the highest-paid professional athletes from numerous teams and from a multitude of sports and is regularly profiled in newspapers and magazines. Dr. Andrews also runs a sought-after fellowship program. Dr. Andrews entered into a three-year consulting agreement with MiMedx on April 10, 2007. Under this agreement, Dr. Andrews receives compensation of $75,000 per year and a stock option grant for the purchase of up to 309,142 shares of Alynx Common Stock at $0.32 per share (as adjusted to reflect the Merger), one-third of which vested upon grant and one-third of which will vest on each of the next two annual anniversaries of grant.

The Hand Committee is chaired by Thomas Graham, M.D., Chairman of the National Hand Center located in Baltimore, Maryland. Dr. Graham is the team physician for the Georgetown Hoyas, the Toronto Blue Jays, the Washington Nationals, and the Philadelphia Fliers. The National Hand Center is the largest practice specializing in hand surgery in the United States. Additionally, the Center has been designated by The United States Congress as the National Center for the Treatment of the Hand and Upper Extremity. Dr. Graham entered into a three-year consulting agreement with us on March 8, 2007. Under his agreement, Dr. Graham receives compensation of $125,000 per year and received a stock option grant for the purchase of shares of MiMedx Common Stock equal to up to 154,571 shares of Alynx Common Stock at $0.32 per share (as adjusted to reflect the Merger), one-third of which vested upon grant and one-third of which will vest on each of the next two annual anniversaries of grant. Dr. Graham also received stock option grant, in connection with the transfer of certain technologies, for the purchase of up to 618,284 shares of Alynx Common Stock at $0.78 per share (as adjusted to reflect the Merger), one-third of which vested upon grant and one-third of which will vest on each of the next two annual anniversaries of grant

The Sports Committee is chaired by Lonnie Paulos, M.D. who is Head Physician for the Houston Texans NFL Football Team and The University of Houston; Consultant Physician for the Cincinnati Bengals NFL Football

Team; and Team Physician for the U.S. Olympic Ski Team, the U.S. Olympic Speed Skating Federation, and the U.S. Gymnastics Federation. His contributions to the field of sports medicine include the development of three surgical methods, six surgical devices, and three knee braces.

Under consulting agreements we have entered into with other PABs members, we have agreed to compensate each of them with a stock option grant for the purchase of up to 92,743 shares of Alynx Common Stock at $0.32 per share (as adjusted to reflect the Merger), one-third of which vests upon grant and one-third of which will vest on each of the next two anniversaries of grant. All PAB members will be compensated $200 per conference call. Hand Committee members will receive $2,000 in per diem compensation, and Sports Committee members will receive $2,500 in per diem compensation. The maximum amounts allowed to be paid to PABs members are regulated by the Health Insurance Portability and Accountability Act.

Similarly, SpineMedica has assembled a group of leading orthopedic spine and neurosurgeons who are advising on the development of our spinal implants, instruments and surgical procedures. They are compensated per the same PAB contracts that are being employed for the sports medicine and hand advisory boards. The Chairman of the Spine PAB is Randal Betz. Dr. Betz holds hospital positions as Chief of Staff at Shriners Hospitals for Children and Medical Director of Shriners’ Spinal Cord Injury Unit. Additionally, Dr. Betz is on staff at Temple University Children’s Medical Center and is a Professor of Orthopaedic Surgery at Temple University School of Medicine.

Government Regulation

Our products are medical devices subject to extensive regulation by the U.S. Food and Drug Administration, or FDA, under the Federal Food, Drug, and Cosmetic Act. FDA regulations govern, among other things, the following activities that we will perform:

•	product development;
•	product testing;
•	product labeling;
•	product storage;
•	premarket clearance or approval;
•	advertising and promotion; and
•	product sales and distribution.

Each medical device that we wish to commercially distribute in the U.S. will likely require either 510(k) clearance or PMA approval prior to marketing from the U.S. Food and Drug Administration under the Federal Food, Drug, and Cosmetic Act. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a premarket notification requesting permission for commercial distribution; this is known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device or a preamendment class III device for which PMA applications have not been called, are placed in Class III requiring PMA approval.

510(k) Clearance Pathway

To obtain 510(k) clearance for one of our products, we must submit a premarket notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a previously 510(k) cleared device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for submission of PMA applications. The FDA’s 510(k) clearance pathway usually takes from four to 12 months, but it can last longer.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval.

The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.

PMA Approval Pathway

If the FDA denies 510(k) clearance for one of our products, the product must follow the PMA approval pathway, which requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. The PMA approval pathway is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer.

A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with Quality System Regulation, or QSR, requirements, which impose elaborate testing, control, documentation and other quality assurance procedures.

Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which typically takes one to three years, but may last longer. The review time is often significantly extended as a result of the FDA asking for more information or clarification of information already provided. The FDA also may respond with a “not approvable” determination based on deficiencies in the application and require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years. During the review period, an FDA advisory committee, typically a panel of clinicians, likely will be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel’s recommendation is important to the FDA’s overall decision making process.

If the FDA’s evaluation of the PMA application is favorable, the FDA typically issues an “approvable letter” requiring the applicant’s agreement to specific conditions (e.g., changes in labeling) or specific additional information (e.g., submission of final labeling) in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include postapproval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval. Even after approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

Clinical Trials

A clinical trial is generally required to support a PMA application and is sometimes required for a premarket notification. Such trials generally require submission of an application for an Investigational Device Exemption, or IDE. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specified number of patients (unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements). Clinical trials may begin once the IDE application is approved by the FDA and the appropriate institutional review boards at the clinical trial sites.

Postmarket

After a device is placed on the market, numerous regulatory requirements apply. These include: the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process; labeling regulations; the FDA’s general prohibition against promoting products for unapproved or “off-label” uses; and the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur. Class II devices also can have special controls such as performance standards, postmarket surveillance, patient registries, and FDA guidelines that do not apply to class I devices.

We are subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. If the FDA finds that we have failed to comply, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

•	fines, injunctions, and civil penalties;
•	recall or seizure of our products;
•	operating restrictions, partial suspension or total shutdown of production;
•	refusing our requests for 510(k) clearance or PMA approval of new products;
•	withdrawing 510(k) clearance or PMA approvals already granted; and
•	criminal prosecution.

The FDA also has the authority to require repair, replacement or refund of the cost of any medical device that we have manufactured or distributed.

International

International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. In addition, the export by us of certain of our products that have not yet been cleared or approved for domestic distribution may be subject to FDA export restrictions. There can be no assurance that we will receive on a timely basis, if at all, any foreign government or United States export approvals necessary for the marketing of its products abroad.

The primary regulatory environment in Europe is that of the European Union, which consists of twenty seven countries, encompassing most of the major countries in Europe. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and standards regulating design, manufacture, clinical trials, labeling, and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear a CE conformity marking, indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third party assessment by a “Notified Body.” This third party assessment may consist of an audit of the manufacturer’s quality system and specific testing of the manufacturer’s product. An assessment by a Notified Body in one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union.

Export of Uncleared or Unapproved Devices

Export of devices eligible for the 510(k) clearance process, but not yet cleared to market, are permitted without FDA approval, provided that certain requirements are met. Unapproved devices subject to the PMA process can be exported to any country without FDA approval provided that, among other things, they are not contrary to the laws of the country to which they are intended for import, they are manufactured in substantial compliance with the QS Regs., and they have been granted valid marketing authorization by any member country of the European Union, Australia, Canada, Israel, Japan, New Zealand, Switzerland or South Africa. If these conditions are not met, FDA approval must be obtained, among other things, by demonstrating to the FDA that the product is approved for import into the country to which it is to be exported and, in some cases, by providing safety data for the device. There can be no assurance that the FDA will grant export approval when necessary or that countries to which the device is to be exported will approve the device for import. Our failure to obtain necessary FDA export authorization and/or import approval could have a material adverse effect on our business, financial condition and results of operation.

Regulatory Status of our Products

We have had no correspondence with the FDA regarding the regulatory pathway for any of our products (i.e. pre-510(k) or pre-IDE meetings). Both MiMedx and SpineMedica have products under development that may qualify for 510(k), such as NDGA-polymerized collagen constructed into digital flexor tendon implants and the vessel guard device made from Salubria® biomaterial, as well as other products which the Company believes require PMA clinical trials, such as the artificial cervical disc.

Reimbursement—Procedures, Profitability and Costs

Private and third-party payors often follow Medicare reimbursement policies, and these policies often follow FDA approval by one to two years, or more.

Arthroscopy and soft tissue repair are often profitable procedures for hospitals and surgery centers. This profit translates to incentive for medical professionals, hospitals and clinics to continue to leverage the return by prescribing arthroscopic procedures for the repair of soft tissue treatments over open procedures. Open surgical procedures often result in multi-night stays and consistently lower reimbursement rates.

Many orthopedic procedures are currently not profitable for hospitals and surgery centers, such as the Total Hip Replacement, which “cost” hospitals on average $3,214 per procedure. This means hospitals and surgery centers are reimbursed $3,214 less than the cost associated with a total hip replacement. The Ortho FactBook (2006), published by Knowledge Enterprises, Inc.

We intend to retain a proven industry reimbursement consultant to aid in the reimbursement planning for our products. However, at this time there can be no assurance that reimbursement policies will provide an acceptable return on our products.

Competition

MiMedx Products

There are several technologies currently on the market or anticipated to enter the market for ligament and tendon repair and/or replacements. Those technologies include collagen matrices, cell-seeded polymer scaffolds, cryopreserved allografts, fibroblast-seeded ligament analogs, and small intestinal submucosa.

Those technologies generally utilize one of two cross-linking agents, which are FDA-approved and used in the manufacturing of collagen for soft-tissue repair: gluteraldahyde or carbodiimide. These agents may prove superior to our NDGA-polymerized collagen. The current market leader is the Restore Orthobiologic Soft Tissue Implant from DePuy. It utilizes small intestinal submucosa of porcine origin.

Some other competitors include:

Developer	Product	Status

DePuy	RESTORE	Clinic
Advanced Tissue Sciences	Tendon/Lig Repair	Pilot (human, ACL)
Organogenesis	Fortaflex	European Clinical (ACL)
ReGen Biologics	Collagen matrices	Preclinical (animal)
Biomet/Organogenesis	CuffPatch	Clinical (Rotator Cuff)

There are a few synthetic products, such as W.L. Gore’s GoreTex, 3M Kennedy Ligament Augmentation Device (“LAD”), and Stryker’s Meadox Dacron Ligament Augmentation Graft which were developed for use in Anterior Cruciate Ligament (ACL) reconstruction. These were first and second generation soft-tissue repair products and generally produce results that are less satisfactory than those containing soft-tissue constructs, because the materials tend to stretch and become deformed over time.

For general soft-tissue indication, there are fewer competitors and they include:

Developer	Product	Status

DePuy	BioBlanket™ Soft-Tiss	Received 510(k) Oct. 2006
CryoLife	ProPatch™ Soft-Tiss	Received 510(k) Dec. 2006

SpineMedica Products

Currently, competition in cervical spine arthroplasty is limited to only a few total disc implants on the market in Europe and only two in the United States, the Prestige® and the ProDisc-C Disc Systems manufactured and distributed by Medtronic Sofamor Danek and Synthes Spine. However, there are many companies focused on the research and development of various versions of cervical total artificial discs.

The posterior lumbar interbody market is a market that many spine companies are addressing with fusion devices. SpineMedica’s flexible interbody fusion device mated with a dynamic posterior stabilization system is designed to be a next generation device that resolves issues arising from using rigid interbody or posterior stabilization systems alone.

We believe that the principal competitive factors in the spinal disc market include:

•	improved outcomes for spine pathology procedures;
•	acceptance by spine surgeons;
•	ease of use and reliability;
•	product price and qualification for reimbursement;
•	technical leadership and superiority;
•	effective marketing and distribution; and
•	speed to market.

SpineMedica’s cervical disc and interbody products, when and if available for sale, and any future products we commercialize will be subject to intense competition. Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources than we do, and they may succeed in developing products that would render our products obsolete or noncompetitive. In addition, many of these competitors have significantly greater operating histories and reputations than we do. Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner, receive adequate reimbursement and are safer, less invasive and less expensive than alternatives available for the same purpose. Because of the size of the potential market, we anticipate that companies will dedicate significant resources to developing competing products.

Below are the primary competitors whose products we believe will compete with SpineMedica’s initial products:

Technology	Representative Product	Company

Total Disc Replacement, cervical	Prestige®	Medtronic Sofamor Danek
	ProDisc-C	Synthes Spine
	Bryan®	Medtronic Sofamor Danek

Posterior Lumbar Interbody	PLIF Spacers	Synthes
	Puros® Symmetry® PLIF Allograft System	Zimmer
	Trabecular Metal PLIF Device	Zimmer
	HRC Locking Cage™ Interbody Fusion System	Zimmer
	VG2® PLIF Allograft	J&J, DePuy Spine
	SpaceVision™ PLIF Cage	SpineVision

Coreograft™ PLIF Allograft	Alphatec Spine
AlloCraft™ PL	Stryker

Alternatively, orthopedic spine and neurosurgeons actively seek patient treatment alternatives and utilize various technologies during different stages of the patient care continuum. Until the recent success of non-fusion technologies, spine implant market manufacturers have focused almost exclusively on refining and improving spinal fusion techniques. Multiple fusion techniques and products are available to patients today.

Collaborations and License Agreements

License Agreement between MiMedx, Shriners Hospitals for Children, and University of South Florida Research Foundation

We entered into a license agreement with Shriners Hospitals for Children and University of South Florida Research Foundation (collectively “Licensor”) in January 2007 for the worldwide, exclusive rights for all applications using NDGA-polymerized materials, including for reconstruction of soft tissue. We paid a one-time license fee of $100,000, plus 3,462,392 shares of Alynx Common Stock, and the Licensor will receive future additional milestone payments and continuing royalties based on sales of all licensed products.

License Agreement between SpineMedica and SaluMedica, LLC

In August, 2005, SaluMedica, LLC granted SpineMedica Corp. an exclusive, perpetual, worldwide, non-terminable, royalty-free, transferable license under certain patents and patent application rights held by SaluMedica, LLC that relate to Salubria® biomaterial. As a result of the merger, SpineMedica, LLC acquired the license. SpineMedica has the right to manufacture, market, use and sell medical devices and products incorporating the claimed technology for all neurological and orthopedic uses related to the human spine, including muscular and skeletal uses. Some of the licensed patents and patent application rights are owned by SaluMedica, LLC and at least one of these patent and patent application rights are licensed by SaluMedica, LLC from Georgia Tech Research Corporation. In connection with this license agreement, SpineMedica also acquired certain of SaluMedica, LLC’s assets, including manufacturing and testing equipment and office equipment and obtained a license to use the trademarks “SaluMedica®” and “Salubria® biomaterial.”

License Agreement between SaluMedica, LLC and Georgia Tech Research Corporation

Some of the patents and patent application rights licensed to SpineMedica by SaluMedica, LLC are licensed to SaluMedica, LLC from Georgia Tech Research Corporation. SaluMedica, LLC and Georgia Tech Research Corporation have agreed that in the event the license agreement between them is terminated for any reason (other than the expiration of the patents), Georgia Tech Research Corporation will license the technology to SpineMedica for uses related to the human spine on substantially the same terms as granted to SaluMedica, LLC without further payment.

Hand License with SaluMedica, LLC

MiMedx has a Technology License Agreement, as amended by a First Amendment to Technology License Agreement, as well as a related Trademark License Agreement, all dated August 3, 2007 (collectively, the “Hand License”) that provides MiMedx with the exclusive, fully-paid, worldwide, royalty-free, irrevocable and non-terminable (except as provided in the Hand License), and sublicensable rights to develop, use, manufacture, market, and sell Salubria® biomaterial for all neurological and orthopedic uses (including muscular and skeletal uses) related to the rotator cuff and the hand (excluding the wrist), but excluding the product Salubridge (which is made from Salubria® biomaterial and is currently approved for use by the U.S. Federal Drug Administration) (the “Licensed Hand IP”). SaluMedica, LLC’s rights in the Licensed Hand IP derive from and are subject to one or more licenses from Georgia Tech Research Corporation and, consequently, the Hand License is subject to those same licenses.

Intellectual Property

MiMedx Intellectual Property

Our licensed intellectual property includes patents associated with licensed technology related to NDGA coatings, devices, scaffolds, substrates, or other materials and polymer treated collagen material for medical devices, implants, prosthesis and constructs and methods for making medical devices.

Issued patents we have licensed include:

Patent Number	Title	Filing Date	Issue Date	Expiration Date

6,565,960	Polymer Composite Compositions	June 1, 2001	May 20, 2003	June 1, 2021

6,821,530	Polymer Composite Compositions	May 19, 2003	November 23, 2004	June 1, 2021

Pending patent applications we have licensed include:

Patent Application Serial Number	Title	Filing Date

U.S. 11/685,528 and corresponding PCT application (US/2007/063882)	Self-Assembling, Collagen Based Material for Corneal Replacement	March 13, 2007

U.S. 11/821,320 and corresponding PCT application (US/2007/014560)	Collagen Scaffolds, Medical Implants With Same and Methods of Use	June 22, 2007

U.S. 11/964,745 and corresponding PCT application	Woven and/or Braided Fiber Implants and Methods of Making Same	December 27, 2007

U.S. 11/964,756 and corresponding PCT application	Methods of Making High-Strength NDGA Polymerized Collagen Fibers and Related Collagen-Prep Methods, Medical Devices and Constructs	December 27, 2007

U.S. 11/964,830 and corresponding PCT application	Bioprosthesis for Replacement or Augmentation of Tendons and Ligaments	December 27, 2007

U.S. Provisional 60/890,679	In Vivo Fixation Including BioRivets Using Biocompatible Expandable Fibers	February 20, 2007

SpineMedica Intellectual Property

Patent applications that are owned by SpineMedica include:

Patent Application Serial Number	Title	Filing Date

U.S. 10/658,932 and corresponding foreign applications	Flexible Spinal Disc	September 9, 2003

U.S. 11/688,931	Flexible Spinal Disc	March 21, 2007

U.S. 11/626,399	Prosthetic Wide Range Motion Facets and	January 24, 2007

Patent Application Serial Number	Title	Filing Date

Methods of Fabricating

U.S. 11/626,410 and corresponding PCT application (US 2007/001933)	Spinal Disc Implants with Flexible Keels and Methods of Fabricating Implants	January 24, 2007

U.S. 11/625,845	Implantable Spinous Process Prosthetic Devices, Including Cuffs, and Methods of Fabricating Same	January 23, 2007

U.S. 11/671,507	Spinal Implants with Cooperating Suture Anchors	February 6, 2007

U.S. 11/753,755 and corresponding PCT application (US 2007/012517)	Patient-Specific Spinal Implants and Related Systems and Methods	May 25, 2007

U.S. 11/768,933 and corresponding PCT application (US 2007/014907)	Spinal Implants with Cooperating Anchoring Sutures	June 27, 2007

U.S. 12/016,223 and corresponding PCT application	Methods and Systems for Forming Implants with Selectively Exposed Mesh for Fixation and Related Implants	January 18, 2008

*U.S. Provisional 60/968,709 (Co-owned with SaluMedica, LLC)	Orthopaedic Cement Mixtures with Low Weight Percent Polyvinyl Alcohol (PVA) Solution	August 29, 2007

U.S. Provisional 60/914,471	Surgical Instruments for Spinal Disc Implants and Related Methods	April 27, 2007

Issued patents SpineMedica has licensed include:

Patent Number	Title	Filing Date	Issue Date	Date of Expiration

5,981,826 and corresponding foreign patents	Poly(vinyl alcohol) cryogel	September 17, 1997	November 9, 1999	U.S. Patent expires on 09/17/2017

6,231,605	Poly(vinyl alcohol) hydrogel	March 17, 1999	May 15, 2001	09/17/2017

Pending patent applications that SpineMedica has licensed include:

Patent Application Serial Number	Title	Filing Date

U.S. 10/199,554	Poly(vinyl alcohol) hydrogel	July 19, 2002

U.S. 10/752,246	Poly(vinyl alcohol) hydrogel	January 5, 2004

U.S. 10/966,859	Poly(vinyl alcohol) hydrogel	October 14, 2004

U.S. 10/966,866	Poly(vinyl alcohol) hydrogel	October 24, 2004

U.S. 11/626,405	Methods Of Producing PVA Hydrogel Implants and Related Devices	January 24, 2007

U.S. 11/837,027	Methods of Making Medical Implants of Poly(Vinyl Alcohol) Hydrogel	August 10, 2007

Patent Application Rights

The “Flexible Spinal Disc” application is directed to a flexible implantable device with a shape generally similar to that of a spinal intervertebral disc that is useful for replacement or treatment of a diseased or damaged intervertebral spinal disc. The patent application describes spinal disc implants with a volume to occupy space between vertebral bodies, has mechanical elasticity to provide motion between vertebral bodies, and sufficient strength to withstand the forces and loads on the vertebra. The device may be constructed to expand to restore the normal height of the intervertebral space. This application may not issue into a patent.

Improvements to Licensed Technology

Any improvements to Salubria® biomaterial developed by SaluMedica, LLC during the life of the licensed patents are included as part of the license from SaluMedica, LLC. SpineMedica will own all improvements to Salubria® biomaterial that we develop. However, SpineMedica will license these improvements to SaluMedica, LLC for no additional consideration, provided that the use of these improvements must be unrelated to all neurological and orthopedic uses related to the human spine or rotator cuff/hand, including muscular and skeletal uses.

Manufacturing

In August, 2007, we moved into an operations and a pilot manufacturing facility, which includes a lab, in Tampa, Florida. As well, we plan to contract the manufacturing of the products that are developed and enter into strategic relationships for sales and marketing of products that we develop; however, we currently maintain our own manufacturing equipment and have the ability to manufacture our products in limited quantities.

We intend to hire manufacturing companies that meet the standards imposed by the FDA, the International Organization for Standardization (ISO), and the quality standards we will require through our own internal policies and procedures. We expect to monitor and manage supplier performance through a corrective action program. We believe these manufacturing relationships can minimize our capital investment, help control costs, and allow us to compete with larger volume manufacturers of medical devices.

Following the receipt of products or product components from our third-party manufacturers, we currently contemplate inspecting, packaging and labeling, as needed, at our facility. We expect to reserve right to inspect and assure conformance of each product and product component to our specifications. We will also consider manufacturing certain products or product components internally, if and when demand or quality requirements make it appropriate to do so.

Manufacturers often experience difficulties in scaling-up production, including problems with production yields and quality control and assurance. If our third-party manufacturers are unable to manufacture our products to keep up with demand, we will not meet expectations for growth of our business.

We and our third-party manufacturers are subject to the FDA’s quality system regulations, state regulations, and regulations promulgated by the European Union. For our implants and instruments, we plan to be FDA registered, CE marked and ISO certified. “CE” is an abbreviation for European Compliance. Our facility and the facilities of our third-party manufacturers are subject to periodic unannounced inspections by regulatory authorities, and may undergo compliance inspections conducted by the FDA and corresponding state agencies.

Suppliers

We have identified reliable sources and suppliers of NDGA, which we believe will provide a product in compliance with FDA guidelines.

SpineMedica engages in the manufacture of its own spinal disc implants and products including the Salubria® biomaterial component. Our current supply of critical raw materials for Salubria® biomaterial products is sufficient for at least one year of operation.

Marketing and Sales

We plan to utilize our experienced management team to commercialize these medical technologies by advancing them through the proper regulatory approval processes, arranging for reliable and cost-effective manufacturing, and to ultimately either sell the product lines to others or market the products in Europe, the United States, and Asia.

Facilities

MiMedx currently leases less than 1,900 square feet of office space in Destin, Florida (see “Certain Relationships and Related Transactions” below) and recently built-out approximately 5,000 square feet of space under a three-year lease in Tampa, Florida. The new Tampa headquarters, which MiMedx occupied in August, consists of office (2000 feet), laboratory (2000 feet), and manufacturing (1000 feet) space. Also, MiMedx currently leases approximately 225 square feet of office space inside the Andrews Institute in Gulf Breeze, Florida, which is used for clinical development and teaching. SpineMedica recently built-out and moved into approximately 12,200 square feet of office and lab space under a 4.5 year lease in Atlanta, Georgia. We do not own any real estate.

Employees

As of January 22, 2008, MiMedx (including SpineMedica) had 30 employees, of whom 27 were full-time and 3 were part-time employees. We consider our relationships with our employees to be satisfactory. None of our employees is covered by a collective bargaining agreement.

Litigation

We are not involved in any litigation, nor are we aware of any threatened litigation.

Research and Development

Our research and development efforts are initially focused on developing products for hand, wrist, thumb and shoulder using NDGA biomaterials, Salubria® biomaterial in the surgical repair of rotator cuff and hand injuries, and continuing development of the two spinal products. Our research and development staff currently consists of 13 employees. To support development, we have a number of contracts with outside labs who aid us in our research and development process. Our research and development group has extensive experience in developing products related to our field of interest, and works closely with our Physician Advisory Boards to design products that are intended to improve patient outcomes, simplify techniques, shorten procedures, reduce hospitalization and rehabilitation times and, as a result, reduce costs. From its inception in November 2006 to September 30, 2007, MiMedx has spent approximately $736,424 on research and development, including approximately $121,334 incurred by SpineMedica since it was acquired July 23, 2007.

Surgeon Training and Education

We devote significant resources to working with our Physician Advisory Board. We believe that the most effective way to introduce and build market demand for our products will be by partnering with leading surgeons from around the globe in the use of our products. We have access to state-of-the-art cadaver operating theaters and other training facilities at some of the nation’s leading medical institutions. We intend to continue to focus on working with leading surgeons in the United States. We believe that a number of these surgeons will become advocates for our products and will be instrumental in generating valuable clinical data and demonstrating the benefits of our products to the medical community. See “Description of Our Business-Physician Advisory Board.”

Environmental Compliance

We will incur significant cost in complying with good manufacturing practices and safe handling and disposal of materials used in our research and manufacturing activities. We do not anticipate incurring material additional expense in order to comply with Federal, state and local environmental laws and regulations.

RISK FACTORS

Alynx Common Stock involves a high degree of risk. Owners and potential investors should consider carefully the risks and uncertainties described below together with all other information contained in this Current Report on Form 8-K before making investment decisions with respect to our Common Stock. If any of the following risks actually occur, our business, financial condition, results of operations and our future growth prospects would be materially and adversely affected. Under these circumstances, the trading price of our common stock could decline resulting in a loss of all or part of your investment.

Risks Related to Our Business and Industry

We are a high-risk startup venture.

MiMedx was incorporated on November 22, 2006. It does not currently have any material assets, other than cash, certain laboratory equipment, certain intellectual property rights, and its ownership in SpineMedica, which has similar assets. We have 30 employees, of whom 27 are full-time and 3 are part-time employees. We must be evaluated in light of the expenses, delays, uncertainties and complications typically encountered by development stage businesses, many of which may be beyond our control. These include, but are not limited to, lack of sufficient capital, unanticipated problems, delays or expenses relating to product development and licensing and marketing activities, competition, technological changes and uncertain market acceptance. In addition, if we are unable to manage growth effectively, our operating results could be materially and adversely affected. We must overcome these and other business risks to be successful. Our efforts may not be successful. We may never be profitable. Therefore, investors could lose their entire investment.

We are in the early stage of product development.

The possible products we have the right to license have had only limited research in the fields of use we presently intend to commercialize. We will have to go through extensive research and testing to determine the safety and effectiveness of their proposed use. Our product candidates will require testing and regulatory clearances. Accordingly, the products we are developing are not yet ready for sale and may never be ready for sale. The successful development of any products is subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of these proposed products or procedures are found to be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances; that the proposed products or procedures are uneconomical to market or do not achieve broad market acceptance; that third parties hold proprietary rights that preclude us from marketing them; or third parties market a superior or equivalent product. We are unable to predict whether our research and development activities will result in any commercially viable products or procedures. Furthermore, due to the extended testing and regulatory review process required before marketing clearances can be obtained, the time frames for commercialization of any products or procedures are long and uncertain.

We will need additional financing to meet our future capital requirements.

We will require significant additional funds, either through additional equity or debt financings or collaborative agreements or from other sources to engage in research and development activities with respect to our potential product candidates and to establish the personnel necessary to successfully manage us. We have no commitments to obtain such financing, and we may not be able to obtain any such financing on terms favorable to us, or at all. In the event we are unable to obtain additional financing, we may be unable to implement our business plan.

We expect to continue to incur losses.

MiMedx has a limited operating history, and we have not generated any revenues from our products. Further, it has incurred losses since its inception. We expect to incur losses for the foreseeable future. The principal causes of our losses are likely to be primarily attributable to personnel costs, working capital costs, research and development costs, brand development costs and marketing and promotion costs. We may never achieve profitability.

We are in a highly competitive industry and face competition from large, well-established medical device manufacturers as well as new market entrants.

Competition from other medical device companies and from research and academic institutions is intense, expected to increase, subject to rapid change, and significantly affected by new product introductions and other market activities of industry participants. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we compete with other companies in acquiring rights to products or technologies from those institutions. There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing or acquiring products and technologies that are more effective than those being developed by us, that would render our products and technologies less competitive or obsolete.

With respect to the market for total disc implants, we expect to compete with Johnson & Johnson, Raymedica, and Intrinsic Therapeutics, all of which have significantly greater resources and longer operating histories than us.

Our competitors enjoy several competitive advantages over us, including some or all of the following:

•	products which have been approved by regulatory authorities for use in the United States and/or Europe and which are supported by long-term clinical data;
•	significantly greater name recognition;
•	established relations with surgeons, hospitals, other healthcare providers and third party payors;
•	large and established distribution networks in the United States and/or in international markets;
•	greater experience in obtaining and maintaining regulatory approvals and/or clearances from the United States Food and Drug Administration and other regulatory agencies;
•	more expansive portfolios of intellectual property rights; and
•	greater financial, managerial and other resources for products research and development, sales and marketing efforts and protecting and enforcing intellectual property rights.

Our competitors’ products compete directly with our products if and when ours can be marketed. In addition, our competitors as well as new market entrants may develop or acquire new treatments, products or procedures that will compete directly or indirectly with our products. The presence of this competition in our market may lead to pricing pressure which would make it more difficult to sell our products at a price that will make us profitable or prevent us from selling our products at all. Our failure to compete effectively in the market for spine surgery products would have a material and adverse effect on our business, results of operations and financial condition.

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which would have a material and adverse effect on us.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology, including our licensed technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our pending United States and foreign patent applications may not issue as patents in a form that will be advantageous to us or may issue and be subsequently successfully challenged by others and invalidated. In addition, our pending patent applications include claims to material aspects of our products and procedures that are not currently protected by issued patents. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Competitors may be able to design around our patents or develop products which provide outcomes which are comparable or even superior to ours. Although we have taken steps to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with some of our officers, employees, consultants and advisors, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In the event a competitor infringes upon our licensed or pending patent or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents rights against a challenge. The failure to obtain patents and/or protect our intellectual property rights could have a material and adverse effect on our business, results of operations, and financial condition.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents that our products infringe. There also may be existing patents or pending patent applications of which we are unaware that our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

Our patents and licenses may be subject to challenge on validity grounds, and our patent applications may be rejected.

We rely on our patents, patent applications, licenses and other intellectual property rights to give us a competitive advantage. Whether a patent is valid, or whether a patent application should be granted, is a complex matter of science and law, and therefore we cannot be certain that, if challenged, our patents, patent applications and/or other intellectual property rights would be upheld. If one or more of those patents, patent applications, licenses and other intellectual property rights are invalidated, rejected or found unenforceable, that could reduce or eliminate any competitive advantage we might otherwise have had.

The prosecution and enforcement of patents licensed to us by third parties are not within our control, and without these technologies, our product may not be successful and our business would be harmed if the patents were infringed or misappropriated without action by such third parties.

We have obtained licenses from third parties for patents and patent application rights related to the products we are developing, allowing us to use intellectual property rights owned by or licensed to these third parties. We do not control the maintenance, prosecution, enforcement or strategy for many of these patents or patent application rights and as such are dependent in part on the owners of the intellectual property rights to maintain their viability. Without access to these technologies or suitable design-around or alternative technology options, our ability to conduct our business could be impaired significantly.

Our NDGA License Agreement could be terminated.

Under our license agreement with Shriners Hospitals for Children and University of South Florida Research Foundation dated January 29, 2007, it is possible for the licensor to terminate the agreement if we breach the license agreement and all of our cure rights are exhausted. If our license agreement were to be terminated, it would have a negative impact on our business.

We may be subject to damages resulting from claims that we, our employees, or our independent contractors have wrongfully used or disclosed alleged trade secrets of others.

Some of our employees were previously employed at other medical device companies. We may also hire additional employees who are currently employed at other medical device companies, including our competitors. Additionally, consultants or other independent agents with which we may contract may be or have been in a contractual arrangement with one or more of our competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or independent contractors have used or disclosed any party’s trade secrets or other proprietary information. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail to defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to market existing or new products, which could severely harm our business.

SaluMedica, LLC may license Salubria® biomaterial, the material used to make SpineMedica’s products and other products we are developing, and its trademark to third parties for use in applications unrelated to the spine, hand, or rotator cuff. This may expose us to adverse publicity if these uses are not proven safe and effective.

Our license with SaluMedica, LLC allows us to use technology and/or know-how related to the material used to manufacture our applications related to the spine and other products we are developing in applications related to the hand and rotator cuff, and allows us to use the Salubria® biomaterial trademark. SaluMedica, LLC may license Salubria® biomaterial and rights related to the Salubria® biomaterial trademark to third parties for applications not related to the spine, hand, or rotator cuff. If the use of Salubria® biomaterial by these third parties results in product liability claims or has other adverse effects in patients, surgeons and patients may associate these claims and effects with our products, even if products are nevertheless proven safe and effective. If Salubria® biomaterial experiences adverse publicity or is not proven safe and effective in other applications, sales of our products could be harmed.

We depend on key personnel.

We depend greatly on Steve Gorlin, Thomas D’Alonzo, R. Lewis Bennett, Matthew J. Miller, and Dr. Thomas Koob. We currently have 27 full-time and 3 part-time employees. Our success will depend, in part, upon our ability to attract and retain additional skilled personnel, which will require substantial additional funds. There can be no assurance that we will be able to find and attract additional qualified employees or retain any such personnel. Our inability to hire qualified personnel, the loss of services of our key personnel, or the loss of services of executive officers or key employees that that may be hired in the future may have a material and adverse effect on our business.

In addition, some of our executives and other employees only work for us on a part-time basis, and there is no assurance that they will be able to devote sufficient time to our operations to ensure optimal success. We currently have three-year employment agreements with our key employees, with the exception of R. Lewis Bennett, but there is no guarantee such agreements will not be terminated at an earlier date.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

We are subject to the following factors, among others, that may negatively affect its operating results:

•	the announcement or introduction of new products by our competitors;
•	our ability to upgrade and develop our systems and infrastructure to accommodate growth;
•	our ability to attract and retain key personnel in a timely and cost effective manner;
•	technical difficulties;
•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;
•	regulation by federal, state or local governments; and
•	general economic conditions as well as economic conditions specific to the healthcare industry.

As a result of our limited operating history and the nature of the markets in which we compete, it is extremely difficult for us to forecast accurately. We have based our current and future expense levels largely on our investment plans and estimates of future events although certain of our expense levels are, to a large extent, fixed. Assuming our products reach the market, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our revenues and operating results are and will remain difficult to forecast.

The failure of government health administrators and private health insurers to reimburse patients for costs of services incorporating our potential products would materially and adversely affect our business.

Our success depends, in part, on the extent to which reimbursement for the costs of products to users will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty usually exists as to the reimbursement status of newly approved healthcare products. Adequate third party insurance coverage may be unavailable for us, our sublicensees or corporate partners to establish and maintain price levels sufficient for realization of an appropriate return on investment. Government and other third-party payers attempt to contain healthcare costs by limiting both coverage and the level of reimbursement of new products. Therefore, we cannot be certain that our products or the procedures performed with them will be covered or adequately reimbursed and thus we may be unable to sell our products profitably if third-party payors deny coverage or reduce their levels of payment below that which we project, or if our production costs increase at a greater rate than payment levels. If government and other third party payers do not provide adequate coverage and reimbursement for uses of the products incorporating our technology, the market’s acceptance of our products could be adversely affected.

SpineMedica currently depends upon two products, which have not been approved by the FDA or any other regulatory authority. If these products fail to receive regulatory approval and gain market acceptance our business will suffer.

We expect that sales of these products to account for substantially all of SpineMedica’s revenue for the foreseeable future if it is approved by our regulators. If we fail to obtain regulatory approval for these products or if patients and healthcare professionals do not use these products, our overall business will be harmed.

We currently do not have, and may never develop, any commercialized products.

We currently do not have any commercialized products or any significant source of revenue. We have invested substantially all of our time and resources in developing various products. Commercialization of these products, including NDGA and Salubria® biomaterial based products, will require additional development, clinical evaluation, regulatory approval, significant marketing efforts and substantial additional investment before it can provide us with any revenue. Despite our efforts, our products may not become commercially successful products for a number of reasons, including:

•	we may not be able to obtain regulatory approvals for our products, or the approved indication may be narrower than we seek;
•	our products may not prove to be safe and effective in clinical trials;
•	physicians may not receive any reimbursement from third party payors, or the level of reimbursement may be insufficient to support widespread adoption of our products;
•	we may experience delays in our development program;
•	any products that are approved may not be accepted in the marketplace by physicians or patients;
•

we may not have adequate financial or other resources to complete the development or to commence the commercialization of our products and will not have adequate financial or other resources to achieve significant commercialization of our products;

•	we may not be able to manufacture any of our products in commercial quantities or at an acceptable cost;
•	rapid technological change may make our products obsolete;
•	we may be unable to effectively to protect our intellectual property rights or we may become subject to a claim that our activities have infringed the intellectual property rights of others; and
•	we may be unable to obtain or defend patent rights for our products.

We face the risk of product liability claims or recalls and may not be able to obtain or maintain adequate product liability insurance.

Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse or malfunction of, or design flaws in, our products. We may be subject to such claims if our products cause, or appear to have caused, an injury. Claims may be made by patients, healthcare providers or others selling our products. Defending a lawsuit, regardless of merit, could be costly, divert management attention and result in adverse publicity, which could result in the withdrawal of, or reduced acceptance of, our product in the market.

Although we have product liability insurance that we believe is adequate, this insurance is subject to deductibles and coverage limitations and we may not be able to maintain this insurance. If we are unable to maintain product liability insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect ourselves against potential product liability claims, we could be exposed to significant liabilities, which may harm our business. A product liability claim or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.

Pricing pressure from sources of medical reimbursement may hinder our ability to sell our products at a price necessary to reach profitability and may prevent us from selling our products at all.

Successful sales of our products will depend on the availability of adequate reimbursement from third party payors. Spine surgeons who purchase medical devices for treatment of their patients generally rely on third party payors to reimburse all or part of the costs and fees associated with the devices and the procedures performed to install the devices. They are unlikely to use our products if they do not receive reimbursement adequate to cover these costs and make a reasonable profit. We believe that restrictions and limitations imposed by third party payors on reimbursement may increase in the future both in the United States and in international markets. The failure of third party payors to provide adequate reimbursement for our products and related procedures now or in the future would significantly affect our ability to sell our products on a profitable basis and could have a material and adverse effect on our business, results of operations and financial condition.

If we are unable to establish sales, marketing and distribution capabilities or enter into and maintain arrangements with third parties to sell, market and distribute our products, our business may be harmed.

We do not have a sales organization, and have no experience as a company in the marketing and distribution of medical devices. To achieve commercial success for our products, we must either sell rights to our product lines at favorable prices, develop a sales and marketing force, or enter into arrangements with others to market and sell our products. In addition to being expensive, developing such a sales force is time consuming, and could delay or limit the success of any product launch. We may not be able to develop this capacity on a timely basis or at all. Qualified direct sales personnel with experience in the medical device market are in high demand, and there is no assurance that we will be able to hire or retain an effective direct sales team. Similarly, qualified independent medical device representatives both within and outside the United States are in high demand, and we may not be able to build an effective network for the distribution of our product through such representatives. We have no assurance that we will be able to enter into contracts with representatives on terms acceptable to us. Furthermore, there is no assurance that we will be able to build an alternate distribution framework should we attempt to do so.

We may also need to contract with third parties in order to market our products. To the extent that we enter into arrangements with third parties to perform marketing and distribution services, our product revenue could be lower and our costs higher than if we directly marketed our products. Furthermore, to the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenue received will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we will not be able to generate product revenue, and may not become profitable.

To be commercially successful, we must convince surgeons that our products are safe and effective alternatives to existing surgical treatments and that our products should be used in the procedures.

We believe surgeons may not widely adopt our products unless they determine, based on experience, clinical data and published peer reviewed journal articles, that the use of our products in a particular procedure is a favorable alternative to conventional methods. Surgeons may be slow to change their medical treatment practices for the following reasons, among others:

•	their lack of experience with prior procedures in the field using our products;
•	lack of evidence supporting additional patient benefits and our products over conventional methods;
•	perceived liability risks generally associated with the use of new products and procedures;
•	limited availability of reimbursement from third party payors; and
•	the time that must be dedicated to training.

In addition, we believe recommendations for and support of our products by influential surgeons are essential for market acceptance and adoption. If we do not receive this support or if we are unable to demonstrate favorable long-term clinical data, surgeons and hospitals may not use our products which would significantly reduce our ability to achieve expected revenues and would prevent us from becoming profitable.

Any failure in our efforts to train surgeons could significantly reduce the market acceptance of our products.

There will be a learning process involved for surgeons to become proficient in the use of our products. It will be critical to the success of our commercialization efforts to train a sufficient number of surgeons and to provide them with adequate instruction in the use of our products. This training process may take longer than expected and may therefore affect our ability to generate sales. Convincing surgeons to dedicate the time and energy necessary for adequate training is challenging and we may not be successful in these efforts. If surgeons are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity, or lawsuits against us, any of which could have an adverse effect on our business.

Although we intend to develop training methods in compliance with FDA and other applicable regulations, if the FDA determines that our training constitutes promotion of an unapproved use, they could request that we modify our training or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalty.

We depend on a single or a limited number of third-party suppliers, and the loss of these third-party suppliers or their inability to supply us with adequate raw materials could adversely affect our business.

We rely on a limited number of third-party suppliers for the raw materials required for the production of our implant products. Furthermore, in some cases we rely on a single supplier. Our dependence on a limited number of third-party suppliers or on a single supplier, and the challenges we may face in obtaining adequate supplies of raw materials, involve several risks, including limited control over pricing, availability, quality, and delivery schedules. We cannot be certain that our current suppliers will continue to provide us with the quantities of these raw materials that we require or satisfy our anticipated specifications and quality requirements. Any supply interruption in limited or sole sourced raw materials could materially harm our ability to manufacture our products until a new source of supply, if any, could be identified and qualified. Although we believe there are other suppliers of these raw materials, we may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms. Any performance failure on the part of our suppliers could delay the development and commercialization of our implant products, including limiting supplies necessary for clinical trials and regulatory approvals, or interrupt production of then existing products that are already marketed, which would have a material adverse effect on our business.

We also use collagen, a protein obtained from animal source tissue, as another significant material required to produce our products. We may not be able to obtain adequate supplies of animal source tissue, or to obtain this tissue from animal herds that we believe do not involve pathogen contamination risks, to meet our future needs or on a cost-effective basis. Any significant supply interruption could adversely affect the production of our products and delay our product development or clinical trial programs. These delays would have an adverse effect on our business.

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on out business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address the SpineMedica acquisition, possible other acquisitions of business, products, or rights, and potential internal growth to handle licensing and research activities. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures and controls may not adequately support its future operations. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

Our future capital needs are uncertain and we may need to raise additional funds in the future and such funds may not be available on acceptable terms or at all.

We believe that our current cash and cash equivalents will be sufficient to meet our projected operating requirements for at least the next ten months. However, obtaining the required regulatory approvals and clearances and the planned expansion of our business will be expensive and we will in the future seek funds from public and private stock or debt offerings, borrowings under lines of credit or other sources. Our capital requirements will depend on many factors, including:

•	the revenues generated by sales of our products, if any;
•	the costs associated with expanding our sales and marketing efforts, including efforts to hire independent agents and sales representatives;
•	the expenses we incur in developing and commercializing our products, including the cost of obtaining and maintaining FDA or other regulatory approvals; and
•	unanticipated general and administrative expenses.

As a result of these factors, we may seek to raise additional funds and such funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing shareholders may experience dilution and the new equity or debt securities we issue may have rights, preferences and privileges senior to those of our existing shareholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, obtain the required regulatory clearances or approvals, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. Any of these events could adversely affect our ability to achieve our development and commercialization goals, which could have a material and adverse effect on our business, results of operations and financial condition.

Risks Related to Regulatory Approval of Our Products and Other Government Regulations

Government regulation of our business is extensive, and obtaining and maintaining the necessary regulatory approvals is uncertain, expensive and time-consuming.

The process of obtaining regulatory clearances or approvals to market a medical device from the U.S. Food and Drug Administration, or the FDA, or similar regulatory authorities outside of the United States is costly and time consuming, and there can be no assurance that such clearances or approvals will be granted on a timely basis, or at all. The FDA’s 510(k) clearance process generally takes 4 to 12 months from submission, depending on whether a Special or traditional 510(k) premarket notification has been submitted, but can take significantly longer. An application for premarket approval, or PMA, must be submitted to the FDA if the device cannot be cleared through the 510(k) clearance process and is not exempt from premarket review by the FDA. The PMA process almost always requires one or more clinical trials and can take one to three years from the date of filing, or longer. In some cases, the FDA has indicated that it will require clinical data as part of the 510(k) process.

There is no certainty that any of our products will be cleared by the FDA by means of either a 510(k) notice or a PMA application. Even if the FDA permits us to use the 510(k) clearance process, we cannot assure you that the FDA will not require either supporting data from laboratory tests or studies that we have not conducted, or substantial supporting clinical data. If we are unable to use the 510(k) clearance process for any of our products, are required to provide clinical data or laboratory data that we do not possess to support our 510(k) premarket notifications for any of these products, or otherwise experience delays in obtaining or fail to obtain regulatory clearances, the commercialization of such product will be delayed or prevented, which will adversely affect our ability to generate revenues. It also may result in the loss of potential competitive advantages that we might otherwise attain by bringing our products to market earlier than our competitors. Any of these contingencies could adversely affect our business.

Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unidentified problems or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market as well as possible civil or criminal sanctions.

We expect to be required to conduct clinical trials for some of our products. We have no experience conducting clinical trials, they may proceed more slowly than anticipated, and we cannot be certain that our products will be shown to be safe and effective for human use.

In order to commercialize some of our products, we may be required to submit a PMA, which will require us to conduct clinical trials. Even if we seek FDA clearance of one our products through the 510(k) process, the FDA may require us to conduct a clinical trial in support of our 510(k). We will receive approval from the FDA to commercialize products requiring a clinical trial only if we can demonstrate to the satisfaction of the FDA, in well-designed and properly conducted clinical trials, that our product candidates are safe and effective and otherwise meet the appropriate standards required for approval for specified indications. Clinical trials are complex, expensive, time consuming, uncertain and subject to substantial and unanticipated delays. Before we may begin clinical trials that present a significant risk to subjects, we must submit and obtain FDA approval of an investigational device exemption, or IDE, that describes, among other things, the manufacture of, and controls for, the device and a complete investigational plan. Clinical trials may involve a substantial number of patients in a multi-year study. We may encounter problems with our clinical trials and any of those problems could cause us or the FDA to suspend those trials, or delay the analysis of the data derived from them.

A number of events or factors, including any of the following, could delay or prevent the completion of our clinical trials in the future and negatively impact or even foreclose our ability to obtain FDA approval for, and to introduce a particular product:

•	failure to obtain approval from the FDA or any foreign regulatory authority to commence an investigational study;
•	conditions imposed on us by the FDA or any foreign regulatory authority regarding the scope or design of our clinical trials;
•	delays in obtaining or in our maintaining required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;
•	insufficient supply of our products or other materials necessary to conduct our clinical trials;
•	difficulties in enrolling patients in our clinical trials;
•	negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results, that necessitate additional clinical studies;
•	serious or unexpected side effects experienced by patients in whom our products are implanted; or
•	failure by any of our third-party contractors or investigators to comply with regulatory requirements or meet other contractual obligations in a timely manner.

Our clinical trials may not begin as planned, may need to be redesigned, and may not be completed on schedule, if at all. Delays in our clinical trials may result in increased development costs for our product candidates, which could cause our stock price to decline and limit our ability to obtain additional financing. In addition, if one or more of our clinical trials are delayed, competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be significantly reduced.

We have not yet conducted any clinical trials with our products, and any adverse results in our clinical trials could have a material adverse effect on our business.

There may be unexpected findings, particularly those that may only become evident from larger scale clinical trials, as compared with the smaller scale tests we intend to do initially. The occurrence of unexpected findings in connection with our clinical trials or any subsequent clinical trial required by our regulators may prevent or delay obtaining regulatory approval, and may adversely affect coverage or reimbursement determinations. Our regulators may also determine that additional clinical trials are necessary, in which case approval may be delayed for several months or even years while these trials are conducted. The clinical trials may not show that our products based on NDGA, Salubria® biomaterial, or any other products we develop are safe and effective. If we are unable to complete the clinical trials necessary to successfully support our regulatory applications, our ability to commercialize our products, business, financial condition, and results of operations would be materially adversely affected.

Our products contain biologic materials, and so may face additional obstacles to FDA clearance or approval.

To complete successful clinical trials, a product must meet the criteria for clinical approval, or endpoints, established in the clinical study. These endpoints are established in consultation with the FDA, following any applicable clinical trial design guidelines, to establish the safety and effectiveness for approval of devices subject to PMA approval, or to demonstrate the substantial equivalence of devices subject to 5109k) clearance. However, in the case of products which are novel or which target parts of the human body for which there are no FDA approved products, the scientific literature may not be as complete and there may not be established guidelines for the design of studies to demonstrate the effectiveness of such products. As a result, clinical trials considering such products may take longer than average and obtaining approval may be more difficult. Additionally, the endpoints established for such a clinical trial might be inadequate to demonstrate the safety and efficacy or substantial equivalence required for regulatory clearance because they do not adequately measure the clinical benefit of the product being tested. In certain cases additional data collected in the clinical trial or further clinical trials may be required by the

FDA. Any delays in regulatory approval will delay commercialization of our products, which may have an adverse effect on our business.

The FDA regulates human therapeutic products in one of three broad categories: drugs, biologics or medical devices. The FDA’s scrutiny of products containing biologic materials may be heightened. Although we anticipate that our products will be regulated in the U.S. as medical devices, we will use biological materials in the production of several devices. FDA may conclude that some of our products are combinations of devices and biologicals, or may conclude that some of our products are biologics rather than devices, potentially requiring a different and more time consuming premarket clearance mechanism. Use of this biological material in our products may result in heightened scrutiny of such product which may result in further delays in, or obstacles to, obtaining FDA clearance or approval.

Subsequent modifications to our products may require new regulatory approvals, or may require us to cease marketing or recall the modified products until approvals are obtained.

Any modification to our products that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use, would require new approvals from our regulators. This process could be time consuming and there is no guarantee that the modifications would be approved. The failure of our regulators to timely approve any modifications could have a material and adverse effect on our business, results of operations, and financial condition.

If we or our suppliers fail to comply with the FDA’s quality system regulations, the manufacture of our products could be delayed.

We and our suppliers are required to comply with the FDA’s quality system regulations, which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products. The FDA enforces the quality system regulation through inspections. If we or our supplier fail a quality system regulations inspection or if any corrective action plan is not sufficient, the manufacture of our products could be delayed or terminated.

Once our products are commercialized, we and our sales personnel, whether employed by us or by others, must comply with various federal and state anti-kickback, self referral, false claims and similar laws, any breach of which could cause a material adverse effect on our business, financial condition and results of operations.

Once our products are commercialized, our relationships with surgeons, hospitals and the marketers of our products will be subject to scrutiny under various federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws. Healthcare fraud and abuse laws are complex, and even minor, inadvertent violations can give rise to claims that the relevant law has been violated. Possible sanctions for violation of these fraud and abuse laws include monetary fines, civil and criminal penalties, exclusion from federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs, workers’ compensation programs and TRICARE (the healthcare system administered by or on behalf of the U.S. Department of Defense for uniformed services beneficiaries, including active duty and their dependents, retirees and their dependents), and forfeiture of amounts collected in violation of such prohibitions. Certain states in which we intend to market our products have similar fraud and abuse laws, imposing substantial penalties for violations. Any government investigation or a finding of a violation of these laws would likely result in a material adverse effect on the market price of our common stock, as well as our business, financial condition and results of operations.

Anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for the referral of an individual or the ordering or recommending of the use of a product or service for which payment may be made by Medicare, Medicaid or other government-sponsored healthcare programs. We have formed two Physician Advisory Boards consisting of an aggregate of 31 physicians to assist us with scientific research and development and to help us evaluate technologies. We have also entered into consulting agreements and product development agreements with surgeons, including some who may make referrals to us or order our products after our products are introduced to market. In addition, some of these physicians own our stock, which they purchased in arms’ length transactions on terms identical to those offered to non-surgeons, or received stock options from us as consideration for consulting services performed by them. We also may engage additional physicians on a consulting basis. While these transactions were structured with the intention of complying with all applicable laws, including the federal ban on physician self referrals, commonly known as the “Stark Law,” state anti-referral laws and other applicable anti-kickback laws, it is possible that regulatory or enforcement agencies or courts may in the future view these transactions as prohibited arrangements that must be restructured or for which we would be subject to other significant civil or criminal penalties, or prohibit us from accepting referrals from these surgeons. Because our strategy relies on the involvement of physicians who consult with us on the design of our product candidates, we could be materially impacted if regulatory or enforcement agencies or courts interpret our financial relationships with our physician advisors who refer or order our products to be in violation of applicable laws and determine that we would be unable to achieve compliance with such applicable laws. This could harm our reputation and the reputations of our physician advisors. In addition, the cost of noncompliance with these laws could be substantial since we could be subject to monetary fines and civil or criminal penalties, and we could also be excluded from federally funded healthcare programs, including Medicare and Medicaid, for non-compliance.

The scope and enforcement of all of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. There can be no assurance that federal or state regulatory or enforcement authorities will not investigate or challenge our current or future activities under these laws. Any investigation or challenge could have a material adverse effect on our business, financial condition and results of operations. Any state or federal regulatory or enforcement review of us, regardless of the outcome, would be costly and time consuming. Additionally, we cannot predict the impact of any changes in these laws, whether these changes are retroactive or will have effect on a going-forward basis only.

We face significant uncertainty in the industry due to government healthcare reform.

Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. Reforms under consideration in the United States include mandated basic healthcare benefits, controls on healthcare spending, increases in insurance premiums and increased out-of-pocket requirements for patients, the creation of large group purchasing organizations that aim to reduce the costs of products that their member hospitals consume, and significant modifications to the healthcare delivery system. We anticipate that the U.S. Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods. Due to uncertainties regarding the ultimate features of reform initiatives and the timing of their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact reform initiatives may have on us.

Risks Related to the Securities Markets and Ownership of Alynx Common Stock

The concentrated common stock ownership by certain of our executive officers and directors will limit your ability to influence corporate matters.

The directors and executive officers of Alynx together beneficially own approximately 29% of Alynx outstanding capital stock (as converted). This group has significant influence over our management and affairs and overall matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or sale of our company or our assets, for the foreseeable future. This concentrated control will limit the ability of other shareholders to influence corporate matters and, as a result, Alynx may take actions that some of its shareholders do not view as beneficial. In addition, such concentrated control could discourage others from initiating changes of control. As a result, the market price of Alynx shares could be adversely affected.

The ability of the Board of Directors of Alynx to issue “blank check” preferred stock and any anti-takeover provisions we adopt may depress the value of our Common Stock.

The authorized capital of Alynx includes shares of “blank check” preferred stock. The Alynx Board has the power to issue any or all of the remaining authorized but unissued shares of its preferred stock, including the authority to establish an additional one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval. They may, in the future, adopt anti-takeover measures. The authority of the Alynx Board of Directors to issue “blank check” preferred stock and any future anti-takeover measures it may adopt, may in certain circumstances delay, deter or prevent takeover attempts and other changes in control of Alynx not approved by its Board of Directors. As a result, Alynx shareholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price of the Common Stock and the voting and other rights of its shareholders may also be affected.

Since Alynx Common Stock was only minimally publicly traded before the Merger, and will likely remain so for some time, the price may be subject to wide fluctuations.

Before the Merger, there was a minimal public market for Alynx Common Stock. The market price of Alynx Common Stock after the Merger is likely to be highly volatile and subject to wide fluctuations in response to the following factors, which are generally beyond the control of Alynx. These factors may include:

•	the ability to develop, obtain regulatory approvals for and market products on a timely basis;
•	volume, price and timing of orders for products, if Alynx is able to sell them;
•	market acceptance of products by spine surgeons;
•	the introduction of new products or products enhancements by competitors;
•	disputes or other developments with respect to intellectual property rights;
•	products liability claims or other litigation;
•	quarterly variations in Alynx’s results of operations and these of competitors;
•	sales of large blocks of Alynx Common Stock, including sales by its executive officers and directors;
•	announcements of technological or medical innovations for the treatment of spine disorders;
•	changes in governmental regulations or in the status of regulatory approvals, clearances or applications;
•	changes in the availability of third party reimbursement in the United States or other countries;
•	changes in earnings estimates or recommendations by securities analysts; and
•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of competitors.

Alynx Common Stock is and likely will remain subject to the SEC’s “Penny Stock” rules, which may make its shares more difficult to sell.

Because the price of Alynx Common Stock is currently and is likely to remain less than $5.00 per share, it is expected to be classified as a “penny stock.” The SEC rules regarding penny stocks may have the effect of reducing trading activity in Alynx shares, making it more difficult for investors to sell. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to a transaction prior to sale;
•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies;

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has received the required risk disclosure document before a transaction in a “penny stock” can be completed; and

•	give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation.

These rules make it more difficult for broker-dealers to effectuate customer transactions and trading activity in our securities and may result in a lower trading volume of our common stock and lower trading prices.

Alynx Common Stock may be thinly traded.

There is a very minimal public market for Alynx Common Stock. Alynx cannot be certain more of a public market for its Common Stock will develop, or if developed, that it will be sustained. Alynx Common Stock will likely be thinly traded compared to larger more widely known companies. Alynx cannot predict the extent to which an active public market for its Common Stock will develop or be sustained at any time in the future. If Alynx is unable to develop or sustain a market for its Common Stock, investors may be unable to sell the Common Stock they own, and may lose the entire value of their investment.

Securities analysts may elect not to report on the Alynx Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of the Alynx Common Stock, and securities analysts may not elect not to provide such coverage in the future. Rules mandated by the Sarbanes Oxley Act and a global settlement reached in 2003 among the Securities and Exchange Commission, or the SEC, other regulatory agencies and a number of investment banks led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may remain difficult for a company such as Alynx, with a smaller market capitalization, to attract independent financial analysts that will cover the Alynx Common Stock. If securities analysts do not cover the Alynx Common Stock, the lack of research coverage may adversely affect its actual and potential market price. The trading market for the Alynx Common Stock may be affected in part by the research and reports that industry or financial analysts publish about its business. If one or more analysts elect to cover Alynx and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of Alynx, Alynx could lose visibility in the market, which in turn could cause its stock price to decline. This could have a negative effect on the market price of Alynx shares.

A significant number of shares will become eligible for future sale by Alynx shareholders and the sale of those shares could adversely affect the stock price.

Prior to the Merger, up to 2,809,320 shares of Alynx’s then-outstanding Common Stock could be sold without restriction under the Securities Act of 1933, as amended (the “Securities Act”), and approximately 20,054,360 outstanding shares of Alynx Common Stock were not eligible for resale under the Securities Act without restriction. Immediately following the issuance of 52,283,090 shares of Alynx Common Stock and 3,684,040 shares of Alynx Preferred Stock (convertible into 56,944,572 shares of Common Stock), for an aggregate of 109,227,662 shares of Common Stock (as converted), or approximately 97.25% of the outstanding shares of the Alynx Common Stock (as converted). As detailed in “Shares Eligible for Future Sale” most of the outstanding shares which are not currently eligible for resale, as well as those issued in the Merger, will become eligible for resale over a time period beginning one year after Alynx files this Form 8-K. Several former holders of MiMedx preferred stock and holders of Alynx Common Stock issued prior to the Merger will have registration rights as detailed in “Shares Eligible for Future Sale.”

If the Alynx shareholders whose shares are either registered for resale or become eligible for resale as described do sell, or indicate an intention to sell, substantial amounts of Alynx Common Stock in the public market after the legal restrictions on resale discussed in this filing lapse, the trading price of Alynx Common Stock could decline.

Alynx is now a development-stage company with no management and no relevant operating history, making it difficult to comply with SEC requirements and to reliably predict future growth and operating results.

Alynx’s new management team will now be responsible for its operations and reporting. This will require outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. Alynx may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Alynx’s failure to comply with reporting requirements and other provisions of securities laws could negatively affect its stock price and adversely affect its results of operations, cash flow and financial condition.

Operating as a small public company also requires Alynx to make forward-looking statements about future operating results and to provide some guidance to the public markets. The new management has limited experience as a management team in a public company and as a result projections may not be made timely or set at expected performance levels and could materially affect the price of Alynx shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, shareholder lawsuits or other litigation, sanctions or restrictions issued by the SEC or the stock market upon which Alynx stock is traded.

Alynx does not intend to pay cash dividends.

Alynx has never declared or paid cash dividends on its capital stock. It currently expects to use available funds and any future earnings in the development, operation and expansion of its business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of any future debt or credit facility Alynx may obtain may preclude it from paying any dividends. As a result, capital appreciation, if any, of Alynx Common Stock will be an investor’s only source of potential gain from Alynx Common Stock for the foreseeable future.

Shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If future operations or acquisitions are financed through the issuance of equity securities, shareholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of Alynx Common Stock. The issuance of shares of Alynx Common Stock upon the exercise of options may result in dilution to our shareholders.

Alynx will incur increased costs as a result of being a public company.

As a public company, Alynx incurs significant legal, accounting and other expenses, and will incur increased costs associated with public company reporting requirements after the Merger because the business is now significantly more complex. It will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities and Exchange Commission (the “SEC”).

For example, Section 404 of the Sarbanes-Oxley Act of 2002 requires management to report on internal controls, and for the year ending March 31, 2009, our independent registered public accounting firm will be required to attest to the effectiveness of, its internal control over financial reporting. Alynx must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements as they apply to its post-Merger business. This program will require that Alynx incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis.

As a development stage company with limited capital and human resources, Alynx will need to divert significant management time and attention away from its business to ensure compliance with these regulatory requirements. This diversion of management’s time and attention may have a material adverse effect on Alynx’s business, financial condition and results of operations.

In addition, these rules could make it more difficult or more costly to obtain certain types of insurance, including directors’ and officers’ liability insurance and Alynx may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult to attract and retain qualified persons to serve on the Board of Directors, on Board committees or as executive officers.

We cannot be certain that Alynx’s internal control over financial reporting will be effective or sufficient in the future.

Alynx’s ability to manage its operations and growth requires it to maintain effective operations, compliance and management controls, as well as internal control over financial reporting. After the Merger, management may not be able to implement necessary improvements to internal control over financial reporting in an efficient and timely manner and may discover deficiencies and weaknesses in existing systems and controls, especially when such systems and controls are tested by an increased rate of growth or the impact of acquisitions. In addition, upgrades or enhancements to computer systems could cause internal control weaknesses.

It may be difficult to design and implement effective internal control over financial reporting for combined operations as Alynx integrates MiMedx, and perhaps other acquired businesses in the future. In addition, differences in existing controls of acquired businesses may result in weaknesses that require remediation when internal controls over financial reporting are combined.

If Alynx fails to maintain an effective system of internal control or if management or Alynx’s independent registered public accounting firm were to discover material weaknesses in internal control systems Alynx may be unable to produce reliable financial reports or prevent fraud. If Alynx is unable to assert that its internal control over financial reporting is effective at any time in the future, or if its independent registered public accounting firm is unable to attest to the effectiveness of internal controls, is unable to deliver a report at all or can deliver only a qualified report, Alynx could be subject to regulatory enforcement and investors may lose confidence in its ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in Alynx’s share price.

Alynx may become involved in securities class action litigation that could divert management’s attention and harm its business.

The stock market in general and the stocks of medical device companies in particular have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of Alynx’s shares could fall regardless of its operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has been brought against that company. If the market price or volume of Alynx’s shares suffers extreme fluctuations, then it may become involved in this type of litigation which would be expensive and divert management’s attention and resources from managing the business.

Anti-takeover provisions in Alynx’s organizational documents and Nevada law may discourage or prevent a change of control, even if an acquisition would be beneficial to shareholders, which could affect Alynx’s share price adversely and prevent attempts by shareholders to replace or remove current management

Our Certificate of Incorporation and Bylaws contain provisions that could delay or prevent a change of control of Alynx or its Board of Directors that shareholders might consider favorable. Some of these provisions that:

•

authorize the issuance of preferred stock which can be created and issued by the Board of Directors without prior common stock shareholder approval, with rights senior to those of the common stock; and

•	allow the board members to fill vacancies and to fix the number of directors.

In addition, we are also subject to the anti-takeover provisions of Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378-78.3793), which would prohibit an acquiror, under certain circumstances, from voting shares of our stock after crossing specific threshold ownership percentages, unless the acquiror obtains the approval of the our stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION: ALYNX

Prior to the Merger, Alynx was a “shell company” which had no or nominal operations and assets consisting of cash, cash equivalents, and nominal other assets. Alynx hereby incorporates herein by reference Item 6 – Management’s Discussion and Analysis of Plan of Operation from its 10-KSB for the fiscal year ended December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION: MIMEDX

You should read the following discussion and analysis of financial condition and results of operations of MiMedx, which now represent our ongoing business operations, together with the financial statements and the related notes appearing at the end of this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The discussion and analysis of our financial conditions and results of operations are based on the MiMedx financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues, if any, and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The following discussion and analysis excludes the impact of Alynx’s financial condition and results of operations prior to the Merger because they were not material for any of the periods presented.

MiMedx is a development stage company that acquired a license for the use, adaptation and development of certain core technologies developed by Thomas J. Koob, Ph.D. at the Shriners Hospitals for Children and the University of South Florida. This technology focuses on biomaterials for soft tissue repair, such as tendons, ligaments and cartilage, as well as other biomaterial-based products for numerous other medical applications. In July of this year, MiMedx completed its acquisition of SpineMedica Corp., a privately-held development-stage company that has licensed from SaluMedica, LLC the rights to use Salubria® biomaterial in spinal applications. MiMedx also has a license from SaluMedica, LLC, a privately-held company, to use Salubria® biomaterial in the surgical repair of the rotator cuff and hand.

MiMedx has generated no operating revenue and has a history of losses since its inception in November 2006. MiMedx incurred a net loss of $650,777 in the fiscal year ended March 31, 2007, or approximately $(0.05) per basic and diluted share. MiMedx incurred a net loss of $9,991,200 for the six months ended September 30, 2007.

Over the next twelve months our plan of operation is to develop our core product platforms: NDGA-polymerized collagen and PVA-based implants for the spine, hand, and rotator cuff. This effort will include initiating management of our quality system, planning our process for obtaining FDA and other required regulatory approvals, engineering, prototype development, and pre-clinical testing. With respect to NDGA-polymerized collagen, over the course of the next year, the company intends to perform required biocompatible testing which may be used in future FDA applications as well as conduct bench testing after further refinement of our tendon and ligament prototypes through collaboration with our Physician Advisory Board. With respect to PVA-based implants for spine, hand, and rotator cuff, over the course of the next year we will conduct bench, biocompatibility, and other testing on device prototypes focused on treatments for spine disorders. Furthermore, we intend to develop PVA-based implants for use in the hand and rotator cuff and as a general patch, used in the surgical repair of the spine. We also will try to develop other conventional orthopedic implants for use in the extremities, with intellectual property derived from our Physician Advisory Board.

We are formulating an FDA strategy focused on least-resistance for future product marketing activities. For example, we intend to focus first on development products that are used in relatively “low-risk” procedures, such as the thumb and wrist. We believe that the FDA may not require a multi-site, multi-year clinical trial (“PMA clinical trial”) for products deemed low-risk, such as anatomies which are not complicated or that do not place products under intense mechanical forces. For more complicated treatments, anatomies, or where products are placed under intense mechanical forces, such as our PVA-based cervical artificial disc, the FDA will require a PMA clinical trial. To date, we have not received any clearances to market products in the US or elsewhere. For product introductions outside the U.S., we must receive approval from the regulatory bodies in the region or country in which we intend to market products.

We expect to invest in infrastructure development with respect to manufacturing scale-up and quality system implementation. This development will include adding capability to spool NDGA-polymerized fibers in quantities and lengths which are sufficient for large-scale weaving and braiding and other manufacturing systems. We hope to implement infrastructure in multiple stages over the next 12 months.

We also intend to analyze acquisition and partnership opportunities as they arise, though we presently have none under serious consideration. Initially, we expect to focus on possibilities in the extremities and our intellectual property estate of conventional orthopedic products for extremities, as well as core platforms as they pertain to extremities treatments and solutions.

To implement our business plan and generate revenue from other sources, we must develop products and obtain regulatory approvals for those products in many jurisdictions. We may not receive any such regulatory approvals. Due to this and a variety of other factors, many of which are discussed in this report under “Risk Factors,” we may be unable to generate significant revenues or margins, control operating expenses, or achieve or sustain profitability in future years.

Results of Operations for the Fiscal Year Ended March 31, 2007

Selling, General and Administrative Expenses

We had selling, general and administrative expenses of $570,626 for the fiscal year. These expenses primarily consisted of personnel costs, legal fees, travel, and costs associated with establishing the Company.

From inception through March 31, 2007, we recorded approximately $1,000 in depreciation. We depreciate our assets on a straight-line basis, principally over five years.

We amortize intangible assets using a straight-line method over 10 years. In the year ending March 31, 2007, we recorded amortization intangible assets of approximately $15,000. We test goodwill and intangible assets for impairment based on events or changes in circumstances as they occur, at least annually.

Research and Development Expenses

We had research and development expenses of $113,897 for the fiscal year. These related primarily to the development of biomaterial-based products indicated for connective and soft tissue repair.

Net Interest Income

We had net interest income of $33,746 for the fiscal year as a result of our investment of the net proceeds of our offering of MiMedx Series A Convertible Preferred Stock in February and March of 2007.

Results of Operations for the Six Months Ended September 30, 2007

Selling, General and Administrative Expenses

General and administrative expense for the six-month period ended September 30, 2007 of approximately $2,573,361 primarily consist of corporate personnel costs, professional fees consisting of legal and accounting fees, occupancy costs, and travel and entertainment. Corporate personnel costs relate to 16 employees we presently have employed outside of the research and development programs. We anticipate hiring up to 3 additional general and administrative personnel during the remainder of the fiscal year. Occupancy costs consist primarily of leasing office and lab space in Tampa and in Atlanta. Both of these leases are multi-year leases. The future commitments of all the office leases are noted under the Contractual Commitments. These expenses have increased as a result of the increased general and administrative expenses incurred to support SpineMedica.

For the six month period ended September 30, 2007, we recorded approximately $41,000 in depreciation. We depreciate our assets on a straight-line basis, principally over five years.

We amortize intangible assets using a straight-line method over 10 years. In the six-month period ended Septembe 30, 2007, we recorded amortization intangible assets of approximately $50,000. We test goodwill and intangible assets for impairment based on events or changes in circumstances as they occur, at least annually.

Research and Development Expenses

Research and development of approximately $623,000 for the six-month period ended September 30, 2007 for MiMedx consists of the development costs for the programs initiated by MiMedx based on the technology discovered by Dr. Thomas Koob (approximately $348,626) as well as those undertaken at SpineMedica subsequent to MiMedx acquiring SpineMedica on July 23, 2007 (approximately $121,334). The total of approximately $623,000 consists primarily of internal personnel costs, lab costs for supplies and instruments used in our labs.

We employed 5 employees in research and development prior to our acquisition with SpineMedica. We now employ 11 persons in research and development, and plan to employ up to 3 additional personnel during the remainder of fiscal 2008.

As part of the acquisition of SpineMedica by MiMedx, a total of approximately $7,177,000 was allocated from the purchase price to acquired in-process research and development. This allocation of the purchase costs relate to the expected cash flows of products under development with no alternative future use. This amount was recognized as an expense in the three-month period ended September 30, 2007.

Net Interest Income

We had net interest income of $423,443 for the the six-month period ended September 30, 2007.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with standards of the Public Company Accounting Oversight Board (United States). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. On an ongoing basis, we evaluate these estimates, including those related to the valuation of share-based payments. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 2 to our financial statements appearing elsewhere in this report, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Goodwill and intangible assets:

Intangible assets include licensing rights and are accounted for based on Financial Accounting Standard Statement No. 142 Goodwill and Other Intangible Assets (“FAS 142”). In that regard, goodwill is not amortized but is tested at least annually for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with finite useful lives are amortized using the straight-line method over a period of 10 years, the remaining term of the patents underlying the licensing rights (considered to be the remaining useful life of the license).

Share-based compensation:

The Company follows the provisions of Statement of Financial Accounting Standards No. 123R – Share-based Payments (“FAS123R”) which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (options).

Research and development costs:

Research and development costs consist of direct and indirect costs associated with the development of the Company’s technologies. These costs are expensed as incurred.

Fair value determination of privately-held securities:

The fair values of the common stock as well as the common stock underlying options and warrants granted as part of asset purchase prices or as compensation were estimated by management with input from an unrelated valuation specialist.

Determining the fair value of stock requires making complex and subjective judgments. The Company used the market approach to estimate the value of the enterprise at each date on which securities are issued or granted. The enterprise value was then allocated to preferred and common shares taking into account the enterprise value available to all stockholders and allocating that value among the various classes of stock based on the rights, privileges and preferences of the respective classes. There is inherent uncertainty in these estimates.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards board (FASB) issued FASB Interpretation No. 48, (“FIN 48”) “Accounting for uncertainty in income taxes – an interpretation of SFAS No. 109.” This Interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in FASB No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding derecognition, classification and disclosure of uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. This Interpretation did not have any significant impact on our financial position, results of operations or cash flows upon adoption.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements.” SFAS 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We have not determined the effect, if any, that the fair value measurements will have on our financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), “The Fair Value Options for Financial Assets and Financial Liabilities,” which includes an amendment to SFAS No. 115. The statement permits entities to choose, at specified election dates, to measure eligible financial assets and financial liabilities at fair value (referred to as the “fair value option”) and report associated unrealized gains and losses in earnings. Statement 159 is effective for fiscal years beginning after November 15, 2007. As of September 30, 2007, we have not determined the effect that the fair value option, if elected, will have on our financial position, results of operations or cash flows.

Contractual Commitments

The table below sets forth our known contractual obligations as of September 30, 2007:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	2 - 3 years	4 - 5 years	After 5 years
Consulting Agreements	$718,750	$275,000	$443,750	$-	$-
Employment Agreements	2,288,750	1,000,000	1,288,750	-	-
Operating Lease Obligations	998,444	183,905	468,203	346,336	-

Total	$4,005,944	$1,458,905	$2,200,703	$346,336	$-

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of doing business we are not exposed to the risks associated with foreign currency exchange rates and changes in interest rates. We do not engage in trading market risk sensitive instruments or purchasing hedging instruments or “other than trading” instruments that are likely to expose us to significant market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk.

Our exposure to market risk relates to our cash and investments.

The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we invest our excess cash in debt instruments of the U.S. Government and its agencies, bank obligations, repurchase agreements and high-quality corporate issuers, and, by policy, restrict our exposure to any single corporate issuer by imposing concentration limits. To minimize the exposure due to adverse shifts in interest rates, we maintain investments at an average maturity of generally less than three months.

Liquidity and Capital Resources

See “Background: Alynx before the Merger” for information regarding Alynx’s fund-raising and development efforts prior to the Merger.

Since inception, MiMedx has funded its start-up costs, operating costs and capital expenditures through issuances of stock.

We had approximately $9,897,813 of cash and cash equivalents on hand as of September 30, 2007.

We estimate that the cash and cash equivalents on hand will be sufficient to fund operations for the next ten (10) months while the we undertake to expand our existing research and development efforts to commercialize our technologies and pursue FDA approval. We will require additional funds to pursue our business plan. Our working capital requirements will depend upon numerous factors, including the progress of our research and development programs, pre-clinical testing, clinical trials, timing and cost of seeking as well as achievement of regulatory milestones, and the ability to sell or license our technologies in the marketplace. In any event, we will require substantial funds in addition to those presently available to develop all of our programs to meet our business objectives. We have no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all.

We are considering the possible issuance of additional shares of capital stock, but there can be no assurance that funds will be available, or that the price we can obtain will be acceptable.

We expect to incur losses from operations for the foreseeable future. We expect that general and administrative expenses will continue to increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being an operating public company in the United States, including the costs of directors’ and officers’ insurance, investor relations programs and increased professional fees.

DESCRIPTION OF PROPERTY

MiMedx currently leases less than 1,900 square feet of office space in Destin, Florida (see “Certain Relationships and Related Transactions” below) and recently built-out approximately 5,000 square feet of space under a three-year lease in Tampa, Florida. The new Tampa headquarters, which MiMedx occupied in August, consists of office (2000 feet), laboratory (2000 feet), and manufacturing (1000 feet) space. Also, MiMedx currently leases approximately 225 square feet of office space inside the Andrews Institute in Gulf Breeze, Florida, which is used for clinical development and teaching. SpineMedica recently built-out and moved into approximately 12,200 square feet of office and lab space under a 4.5 year lease in Atlanta, Georgia. We do not own any real estate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 8, 2008, the day of the Merger, 55,783,146 shares of Common Stock and 3,684,040 shares of Preferred Stock (convertible into 56,944,572 shares of Common Stock) were issued and outstanding. In addition, at February 8, 2008 there were options and warrants to acquire 14,431,010 shares of Common Stock at a weighted exercise price of $0.54 per share. The following table sets forth certain information regarding our capital stock, beneficially owned as of February 8, 2008, by each person known to us to beneficially own more than 5% of our Common or Series A Preferred Stock, each executive officer and director, and all directors and executive officers as a group. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of that date. Shares issuable upon exercise of options or warrants that are exercisable or convertible within 60 days after February 8, 2008 are included as beneficially owned by the holder. Beneficial ownership generally includes voting and investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

	Number of Shares/Percent of Class(1)		Aggregate Percentage Ownership(2)

	Common	Series A Preferred
Steve Gorlin (3)(4)	10,716,330/19.37%	-	9.54%

Thomas W. D’Alonzo(4)(5)	2,457,680/4.45%	-	2.19%

Matthew J. Miller(6)	5,488,713/9.94%	-	4.89%

John C. Thomas, Jr.(4)(7)	5,329,322/9.65%	-	4.75%

Thomas J. Koob, Ph.D.(8)	927,426/1.68%	-	*

Maria G. Steele(9)	285,956/*	-	*

Louise Focht(10)	115,928/*	-	*

R. Lewis Bennett(11)	340,056/*	-	*

Rebeccah C. Brown, Ph.D.(12)	347,785/*	-	*

Kurt M. Eichler(4)	1,545,710/2.80%	73,333/1.99%	2.39%

W. Hamilton Jordan(4)	1,700,282/3.08%	-	1.52%

Charles E. Koob(13)	154,571/*	120,000/3.26%	1.79%

Larry W. Papasan(14)	38,643/*	-	*

Total Directors and Executive Officers (13 persons)(15)	24,502,130/45.47%	193,333/5.25%	29.27%

Bruce Conway(16)	741,941/1.35%	196,778/5.34%	3.38%

FCA Venture Partners III SBIC LP(17)	61,828/*	222,222/6.03%	3.12%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares beneficially owned. Unless otherwise specified, reported ownership refers to both voting and investment power. Shares of Common Stock issuable upon the conversion of the Series A are deemed to be converted and beneficially owned by the individual or group identified in the Aggregate Percentage Ownership column. Stock options which are exercisable within 60 days are also deemed to be beneficially owned.

(2)	On February 8, 2008, there were 55,783,146 shares of Alynx Common Stock and 3,684,040 shares of Series A Preferred Stock (convertible into 56,944,572 shares of Common Stock) issued and outstanding.

(3)	Includes 8,057,708 shares held in a trust for the benefit of Mr. Gorlin and 1,236,568 shares held his wife. Includes 185,485 stock options exercisable within 60 days. Does not include 61,828 stock options not exercisable within 60 days.

(4)	Includes 1,236,568 shares held by DARA BioSciences, Inc., a company for which this individual serves as an executive officer or director.

(5)	Includes 108,200 stock options exercisable within 60 days. Does not include 324,599 stock options not exercisable within 60 days.

(6)	Includes 5,426,884 shares held in a trust for the benefit of Mr. Miller. Includes 61,828 stock options exercisable within 60 days.

(7)	Includes 927,426 shares held in a family limited partnership for which Mr. Thomas is the general partner, 618,284 shares held in a trust for the benefit of Mr. Thomas, 618,284 shares held by his wife, 1,774,188 shares held directly, and 92,743 shares held by Mr. Thomas as custodian for minor children, as to which Mr. Thomas disclaims beneficial ownership. Includes 61,828 stock options exercisable within 60 days.

(8)	Includes 154,571 stock options exercisable within 60 days. Does not include 463,713 stock options not exercisable within 60 days.

(9)	Includes 38,643 stock options exercisable within 60 days. Does not include 115,928 stock options not exercisable within 60 days

(10)	Includes 115,928 stock options exercisable within 60 days. Does not include 347,785 stock options not exercisable within 60 days.

(11)	Includes 340,056 stock options exercisable within 60 days. Does not include 525,542 stock options not exercisable within 60 days.

(12)	Includes 347,785 stock options exercisable within 60 days. Does not include 115,928 stock options not exercisable within 60 days.

(13)	Includes 154,571 stock options exercisable within 60 days. Does not include 154,571 stock options not exercisable within 60 days. Includes 1,854,853 shares of Series A Preferred Stock held jointly by Mr. Koob and his wife.

(14)	Includes 38,643 stock options exercisable within 60 days. Does not include 115,928 stock options not exercisable within 60 days.

(15)	Includes shares controlled or held for the benefit of the executive officers and directors and 1,607,539 stock options exercisable within 60 days. Does not include 2,225,823 stock options not exercisable within 60 days. Includes shares controlled or held for the benefit of the executive officers and directors, 1,236,568 shares held by DARA BioSciences, Inc. of which certain executive officers and directors of the Company are also executive officers and directors.

(16)	Includes 123,657 shares of Series A Preferred Stock held jointly by Mr. Conway and his wife. The address for this shareholder is 5514 Wenonah Drive, Dallas, TX 75209.

(17)	Includes 61,828 stock options exercisable within 60 days. The address for this shareholder is 113 Seaboard Lane, Suite A-250, Franklin, TN 37067.

DIRECTORS AND EXECUTIVE OFFICERS

Our business and affairs are managed by our Board of Directors. Prior to the completion of the Merger, we had a sole director and officer, Ken Edwards. Pursuant to the Merger, and effective as of the closing of the Merger, Mr. Edwards resigned as sole director. Mr. Edwards also resigned as an executive officer. By actions of the prior Board of Directors, the director and executive officer was replaced by MiMedx individuals named by MiMedx, who are identified below.

The following table sets forth information regarding current directors, director nominees, and executive officers, including their ages, as of February 8, 2008. The composition of the committees of the Board of Directors will be determined as soon as practicable. Executive officers serve at the request of the Board of Directors.

Name	Age	Position

Steve Gorlin	70	Chairman of the Board
Thomas W. D’Alonzo	64	Chief Executive Officer, Director
Matthew J. Miller	38	Executive Vice President
John C. Thomas, Jr.	54	Chief Financial Officer, Secretary
Thomas J. Koob, Ph.D.	59	Chief Scientific Officer
Maria G. Steele	31	Senior Vice President
Louise Focht	49	Senior Vice President Extremities Orthopedics
R. Lewis Bennett	81	President of SpineMedica, LLC
Rebeccah C. Brown, Ph.D.	34	Chief Operating Officer, Executive Vice President, and Secretary of SpineMedica, LLC
Kurt M. Eichler	50	Director
W. Hamilton Jordan	63	Director
Charles E. Koob	63	Director
Larry W. Papasan	67	Director

The directors and executive officers were appointed to their positions on February 8, 2008, upon consummation of the Merger.

Steve Gorlin, age 70, serves as Chairman of our Board of Directors. Mr. Gorlin is the co-founder of MiMedx and has served as the Chairman of its Board of Directors from its inception in November 2006 to the present. Over the past 25 years, Mr. Gorlin has founded several biotechnology and pharmaceutical companies, including Hycor Biomedical, Inc., Theragenics Corporation, CytRx Corporation, Medicis Pharmaceutical Corporation, EntreMed, Inc., Surgi-Vision, Inc., DARA BioSciences, Inc., SpineMedica Corp., and Medivation, Inc. Mr. Gorlin served as the Chairman of the Board of Directors and Chief Executive Officer of DARA BioSciences, Inc. from July 2002 to January 2007. From January 2007 until October 2007, Mr. Gorlin served as the Co-Chairman of the Board of Directors of DARA BioSciences, Inc. Mr. Gorlin also currently serves on the Board of Directors of NTC China, Surgi-Vision, Inc., and Simtrol, Inc. Mr. Gorlin served for many years on the Business Advisory Council to the Johns Hopkins School of Medicine and presently serves on the board of The Johns Hopkins Alliance for Science and Technology Development and the board of the Andrews Foundation for Research and Education. He also founded a number of non-medical related companies, including Perma-Fix, Inc., Pretty Good Privacy, Inc., and Judicial Correction Services, Inc. He started The Touch Foundation, a nonprofit organization for the blind and was a principal financial contributor to the founding of Camp Kudzu for diabetic children. He also serves on the Board of Directors of the Mercy and Sharing Foundation.

Thomas W. D’Alonzo, age 64, is our Chief Executive Officer and serves on our Board of Directors. Mr. D’Alonzo has served as the Chief Executive Officer and a Director of MiMedx from March 2007 to the present. He has over 20 years of pharmaceutical executive experience. From May 2006 to April 2007, Mr. D’Alonzo was Chief Executive Officer of DARA BioSciences. From 2000 to 2007, Mr. D’Alonzo was retired. From 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc. (“PPD”), a publicly traded drug discovery and development services company. Before joining PPD, he served as President and Chief Executive Officer of GENVEC, Inc. from 1993 to 1996. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo Inc., including President of Glaxo, Inc. Mr. D’Alonzo is currently a Director of the following publicly traded companies: Salix Pharmaceuticals, Inc., BioDelivery Sciences Inc., and Amarillo BioSciences, Inc. Additionally, he serves on the board of two private companies, DARA BioSciences, Inc. and Plexigen, Inc. Mr. D’Alonzo received a B.S. degree in Business Administration from the University of Delaware and a law degree from the University of Denver College of Law.

Matthew J. Miller, age 38, currently serves as our Executive Vice President. Mr. Miller is the co-founder of MiMedx, and has served as its Executive Vice President from September 2007 to the present. He previously served as the President of MiMedx from its inception in November 2006 through August 2007. Prior to his employment with MiMedx, he was the President and a Director of SpineMedica Corp., which he co-founded with Steve Gorlin, from June 2005 through June 2006. Prior to co-founding SpineMedica Corp., Mr. Miller served as the Vice President of DARA BioSciences, Inc. from December 2002 to December 2005. His other previous positions include Vice President for co.don® AG and President of co.don’s U.S. division. Mr. Miller lead co.don’s IPO on the German DAX exchange (symbol CND.AG, Neuer Markt) and expanded operations throughout Europe, the U.S., and Singapore. Mr. Miller has also held various senior positions with Zimmer Holdings, Inc., Biomet, Inc., and Linvatec/Hall Surgical, a division of Conmed Corporation. Mr. Miller holds a Masters in Business Administration from the University of Cincinnati, Lindner School of Management and a Master’s Degree in English Rhetoric.

John C. Thomas, Jr., age 54, is our Chief Financial Officer and Secretary. Mr. Thomas is the co-founder of MiMedx, and has served as its Chief Financial Officer and Secretary from its inception in November 2006 to the present. He also serves or has served as Chief Financial Officer of the following medical companies founded by Mr. Gorlin: SpineMedica Corp., (October 2005 – February 2006); DARA BioSciences, Inc., a private development stage biotechnology company (August 2002 – present), Surgi-Vision, Inc., a private research company involved in MRI technology (1998 - present); GMP Companies, Inc., a private medical research company (1999 - 2001); EntreMed, Inc., a publicly-held biopharmaceutical research and development company (1991 - 1997); Medicis Pharmaceutical Corporation, a publicly-held dermatological company (1988 - 1991); Biopool International, Inc. (formerly CytRx Biopool, Ltd.), a private company engaged in the sale of pharmaceutical diagnostic test kits (1990 - 1991); and CytRx Corporation, a publicly-held pharmaceutical research and development company (1986 - 1989). Mr. Thomas has also served as the Chief Financial Officer for several other start-up companies in other industries during the past ten years. Mr. Thomas is a certified public accountant and a Trustee of The Walker School, a private Pre-K through twelfth grade school.

Dr. Thomas J. Koob, age 59, is our Chief Scientific Officer and the inventor of the patents that are the basis of MiMedx’s license agreement with Shriners and the University of South Florida. Mr. Koob has served as the Chief Scientific Officer of MiMedx from March 2007 to the present. He received his Ph.D. in Biochemistry from Washington University School of Medicine in St. Louis. He completed four years of post-doctoral training at Harvard Medical School and four years of specialty training in the Laboratory of Skeletal Disorders, Department of Orthopedics at Children’s Hospital Medical Center in Boston. As Section Chief of Skeletal Biology at Shriners Hospital for Children in Tampa, a position he held from June 1992 to August 2006, he developed and patented our core technology. He has published over 125 biomedical and biological articles and 12 book chapters. Dr. Koob is the brother of Charles Koob, who is one of our directors.

Maria G. Steele, age 31, is our Senior Vice President. She has served as the Senior Vice President for MiMedx from February 2007 to the present. Ms. Steele has also worked with Mr. Steve Gorlin in numerous other companies, including SpineMedica Corp., Dimensional Research, Inc., Nano Technology Corporation, and Energy Dynamics, Inc. She served as Director of Operations for Energy Dynamics, Inc. from May 2006 to February 2007; and as the Director of Marketing for SpineMedica Corp. from September 2005 to April 2006. Prior to working with Mr. Gorlin, Ms. Steele worked as an independent contractor from January 2001 to July 2005 for CNN, Nike, and Housing and Urban Development, among others. In these roles she acted as a key liaison among senior and executive management and as an advisor on business and financial planning. She holds a B.S. degree in Biochemistry and Mathematics from the University of Tennessee, where she was a Threshold Scholar. She was awarded a graduate internship with Oak Ridge National Laboratory, where she worked with SAIC for the Department of Energy. In her full-time position with us, Ms. Steele focuses on strategic corporate planning, IP management and alliance partnerships.

Louise Focht, age 49, is our Senior Vice President, Extremities Orthopedics. Ms. Focht joined MiMedx in November 2007. She has over 22 years of orthopedic experience, spending the last 15 in extremities. Ms. Focht has held engineering, quality assurance, research and product development positions with Sutter Corporation, Avanta Orthopedics, Futura Biomedical and Nexa Orthopedics. She was President of Avanta Orthopedics from 1999 to 2002 and a founder of Nexa Orthopedics. She was responsible for the introduction of 14 new extremities products, and is considered an industry expert in regulatory affairs. Ms. Focht has been board member of the Orthopedic Surgical Manufacturers Association and the American Foundation for Surgery of the Hand. Ms. Focht holds a B.S. in Mechanical Engineering from San Diego State University.

R. Lewis Bennett, age 81, is the President of SpineMedica, LLC. Previously, Mr. Bennett served on the Board of Directors of SpineMedica Corp. from its inception in June 2005 to July 2007 and as its Chief Executive Officer from December 2005 to July 2007. With over 50 years in the medical industry, Mr. Bennett has held senior executive positions with companies in the orthopedic and spine businesses including, Executive Vice President and Director of NuVasive, Inc. (NAS: NUVA) from January 2000 to December 2004; early investor, Executive Vice President and Director of Sofamor Danek (now a division of Medtronic, Inc.); President of the General Medical Division of Smith + Nephew; founder and President of Dillon Manufacturing; and a founder and Executive Vice President of Howmedica Corporation (now a division of Stryker Corporation). Mr. Bennett currently serves on the Boards of Directors of HydroCision.

Dr. Rebeccah C. Brown, age 34, has served as the Chief Operating Officer, Executive Vice President, and Secretary of SpineMedica, LLC since November 2007. Dr. Brown joined SpineMedica Corp. in September 2005 and held various positions, including Secretary, Vice President of Operations, Director of Research and Development, and Director of Project Management. Before joining SpineMedica Corp., Dr. Brown worked as a project manager and staff engineer at SaluMedica, LLC from September 2003 to August 2005. Dr. Brown also worked with SaluMedica, LLC in her capacity as a graduate student at the Georgia Institute of Technology from September 1998 to August 2003, where her research focused on the durability of orthopedic devices. Dr. Brown holds a Ph. D. and M. S. from the Georgia Institute of Technology, where she was a National Science Foundation Graduate Research Fellow, and an S.B. in Mechanical Engineering from the Massachusetts Institute of Technology.

Dr. Brown also previously worked at Centerpulse in Winterthur, Switzerland as a research engineer and at Hewlett-Packard as a product/process engineer.

Kurt M. Eichler, age 50, serves on our Board of Directors. Mr. Eichler is employed by LCOR Incorporated, a multi-billion dollar real estate investment and development company, where has worked since 1981 and is currently serving as Principal and Executive Vice President in charge of operations of the metropolitan New York region. Based in New York City, Mr. Eichler also serves on LCOR’s Executive Committee. Previously, Mr. Eichler worked for Merrill Lynch, Hubbard in the Real Estate Debt and Equity Finance Group. In 1981 he joined The Linpro Company (the predecessor to LCOR) as Director of Commercial and Industrial Operations for the suburban Philadelphia area. In 1983 he became Operating Partner in the Center City Philadelphia Office of Linpro. In 1988 he relocated to Northern New Jersey, where he was responsible for the firm’s new development and asset management activities in the market. During his tenure at LCOR, Mr. Eichler has assumed responsibility for the acquisition, development, management and sale of millions of square feet of real estate, including urban and suburban office properties, multifamily rental communities and a $1.4 billion airline terminal redevelopment project at John F. Kennedy International Airport. Among the other major developments on which Mr. Eichler has worked are 101 Hudson in Jersey City, New Jersey, a 1.2 million-square-foot, 42-story office tower; and the Foley Square Federal Office Building in New York City, a 974,000 square-foot, 34-story office tower for the US Attorney’s office, the Environmental Protection Agency and the Internal Revenue Service. Currently, Mr. Eichler is an investor in several biotech companies and serves as a Director of DARA BioSciences, Inc.

Hamilton Jordan, age 63, serves on our Board of Directors. Mr. Jordan has been a board member of numerous biotech companies, and has an active practice of strategic consulting for the leadership of major companies, including Nike, Inc. and Pfizer, Inc. from 2002 to 2007. Mr. Jordan served as Chief of Staff to President Carter and was the founder of an NFL franchise, the founder of the ATP Tour (men’s professional tennis tour) and the author of two best-selling books. Mr. Jordan is an active board member of The Lance Armstrong Foundation, serves at the request of former President George Bush on C-Change (The National Dialogue on Cancer) and formed and led a group of leading scientists in a successful effort to increase medical research funding. Mr. Jordan also founded the $1 Billion Georgia Cancer Coalition. Currently, Mr. Jordan serves as a Director of DARA BioSciences, Inc.

Charles E. (“Chuck”) Koob, age 63, serves on our Board of Directors. Mr. Koob joined the law firm of Simpson Thacher & Bartlett, LLP in 1970 and became a partner in 1977. He retired from the firm on January 1, 2007 but remains of counsel. While at that firm, Mr. Koob was the co-head of the Litigation Department and served on the Firm’s Executive Committee. Mr. Koob specializes in competition, trade regulation and antitrust issues. Throughout his 37-year tenure, he has represented clients before the Federal Trade Commission, the Antitrust Division of the Department of Justice, and numerous state and foreign competition authorities. His résumé includes the representation of Virgin Atlantic Airways, Archer Daniels Midland, and Kohlberg Kravis Roberts and Co. He received his B.A. from Rockhurst College in 1966 and his J.D. from Stanford Law School in 1969. In addition to his practice, Mr. Koob is trustee of the Natural Resources Defense Council, is President of the Yellowstone Park Foundation and is the co-chair of the Steering Committee for the current campaign for Stanford Law School. Mr. Koob and Dr. Thomas Koob are brothers.

Larry W. Papasan, age 67, serves on our Board of Directors. Mr. Papasan has been a Director and Chairman of the Board of Directors of BioMimetic Therapeutics, Inc. (Nasdaq:BMTI) since August 2005. BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, periodontal, spine and sports injury applications. From July 1991 until his retirement in May 2002, he served as President of Smith & Nephew Orthopaedics. Mr. Papasan has also served as a member of the Board of Directors of Reaves Utility Income Fund (NASDAQ Capital Market: UTG), a closed-end management investment company, since February 2003 and of Triumph Bankshares, Inc. (a bank holding company) since April 2005. Mr. Papasan also serves as a director of SSR Engineering, Inc. and AxioMed Spine Corporation.

Board of Directors and Committees of the Board

Our business and affairs are managed under the direction of our Board of Directors.

The Board of Directors is in the process of organizing several committees. We expect that the standing committees of our Board of Directors will consist of an audit committee, a compensation committee, and a nominating and corporate governance committee.

We plan to establish an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements by our independent auditors. We believe that each of the future members of the Audit Committee will meet the independence requirements of Marketplace Rule 4350(d)(2) of the NASDAQ Stock Market, Inc. Each of the members of the Audit Committee is expected to be financially literate and will have accounting and finance experience, and we plan to have an “audit committee financial expert” on our Audit Committee, within the meaning of Securities and Exchange Commission regulations as defined in Item 401 of Regulation S-B.

Code of Conduct and Ethics

Prior to the Merger, the Alynx Board of Directors adopted a Code of Ethics applicable to its employees and consultants. The Code is intended to comply with requirements of the Securities and Exchange Commission’s rules. Copies of the code may be obtained by shareholders, free of charge, by mailing a request to the Company’s Secretary.

We expect that our Board will adopt a code of conduct and ethics applicable to our directors, officers, and employees, in accordance with applicable rules and regulations of the SEC. A copy of that code will be made available on our website.

Director Compensation

No compensation plan for directors has been formalized for services as Alynx directors following the effective date of the Merger.

The following table provides information concerning compensation of the directors of Alynx who (i) became directors upon consummation of the Merger and (ii) were directors of MiMedx for the fiscal year ended March 31, 2007. The compensation reported is for services as directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Charles E. Koob			$11,831				$11,831

Independence

We believe that three of our directors, Messrs. Eichler, Papasan, and Jordan meet the independence requirements of Marketplace Rule 4350(d)(2) of the NASDAQ Stock Market, Inc.

Compensation of Executive Officers

MiMedx has established executive compensation plans that link compensation with performance. We plan to periodically review our executive compensation programs to ensure they are competitive.

EXECUTIVE COMPENSATION

Alynx’s fiscal year ended December 31, 2007.

During the fiscal year ended December 31, 2007, $12,000 was earned by or paid to Ken Edwards, Alynx’s only executive officer during that year. Accordingly, in accordance with Item 402(a)(4) of Regulation S-B, we have omitted from this report the Summary Compensation Table and Director Compensation Table otherwise required by that Item.

There were no post retirement benefit plans, medical, life, dental or other benefit plans, cash bonus or other compensation arrangements in place during fiscal 2007. There were no stock options or equity awards outstanding at December 31, 2007.

MiMedx’s fiscal year ended March 31, 2007

The following table sets forth information concerning the annual and long-term compensation earned by MiMedx’s Chief Executive Officer (the principal executive officer) and the two other most highly compensated executive officers who served during the year ended March 31, 2007, (the “Named Executives”) as executive officers of MiMedx. The compensation indicated below was paid by MiMedx. Each named executive became an executive officer of the Registrant as of the Effective Date of the Merger.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards*	All Other Compensation	Total

Thomas D’Alonzo	2007	$14,583(1)	-	-	-	$14,583
Matthew Miller	2007	$14,583(1)	-	-	$43,749(2)	$58,332
Thomas Koob, Ph.D.	2007	$14,583(1)	$29,167	-	-	$43,750

(1)	Represents one month of salary, based on an annual base salary of $175,000.
(2)	Mr. Miller received $43,749 as an independent contractor prior to becoming an employee of the Company on March 1, 2007.

Excludes compensation of SpineMedica executive officers because SpineMedica was not a subsidiary of MiMedx during the year ended March 31, 2007.

Employment and Consulting Agreements

The material terms of employment agreements with Named Executives and our Chairman of the Board previously entered into by MiMedx are described below.

Employment Agreement with Thomas D’Alonzo

MiMedx entered into a three-year, part-time employment agreement dated March 1, 2007 with Thomas D’Alonzo, its Chief Executive Officer, who is now Alynx’s Chief Executive Officer. Pursuant to this agreement, Mr. D’Alonzo is entitled to receive a base salary of $175,000 per year, subject to annual review. Mr. D’Alonzo is also eligible for bonuses as determined by our Board of Directors.

Pursuant to the employment agreement, Mr. D’Alonzo is eligible to be granted stock options for purchase of our shares, such option grants to be solely at the discretion of our Board of Directors. Mr. D’Alonzo is also entitled to receive the standard benefits generally available to other members of senior management.

In the event Mr. D’Alonzo’s employment with us is terminated (i) voluntarily by Mr. D’Alonzo, (ii) as result of his death or (ii) by us for good reason (as defined in the employment agreement), he shall only be entitled to his accrued but unpaid base salary and any stock vested through the date of his termination. In the event we terminate Mr. D’Alonzo’s employment without good reason (as defined in the employment agreement), Mr. D’Alonzo is entitled to severance in the form of any stock vested through the date of his termination and continuation of his base salary, together with applicable fringe benefits as provided to other executive employees for the term of the employment agreement.

Following a change of control (as defined in the employment agreement), in the event Mr. D’Alonzo’s employment with us is terminated by us without good reason or by Mr. D’Alonzo, he shall be entitled to the same benefits as if he was terminated without good reason.

Employment Agreement with Matthew J. Miller

MiMedx entered into a three-year, full-time employment agreement dated March 1, 2007 as amended on September 25, 2007, with Matthew J. Miller, its Executive Vice President, who is now Alynx’s Executive Vice President. Pursuant to this agreement, Mr. Miller is entitled to receive a base salary of $175,000 per year, subject to annual review. Mr. Miller is also eligible for bonuses as determined our Board of Directors.

Pursuant to the employment agreement, Mr. Miller is eligible to be granted stock options for purchase of our shares, such option grants to be solely at the discretion of our Board of Directors. Mr. Miller is also entitled to receive the standard benefits generally available to other members of senior management.

In the event Mr. Miller’s employment with us is terminated (i) voluntarily by Mr. Miller, (ii) as result of his death or (ii) by us for good reason (as defined in the employment agreement), he shall only be entitled to his accrued but unpaid base salary and any stock vested through the date of his termination. In the event we terminate Mr. Miller’s employment without good reason (as defined in the employment agreement), Mr. Miller is entitled to severance in the form of any stock vested through the date of his termination and continuation of his base salary, together with applicable fringe benefits as provided to other executive employees for the term of the employment agreement.

Following a change of control (as defined in the employment agreement), in the event Mr. Miller’s employment with us is terminated by us without good reason or by Mr. Miller, he shall be entitled to the same benefits as if he was terminated without good reason.

Employment Agreement with Thomas Koob, Ph.D.

MiMedx entered into a three-year, full-time employment agreement dated March 1, 2007 with Thomas Koob, Ph.D., as Chief Scientific Officer of MiMedx. Pursuant to this agreement, Dr. Koob is entitled to receive a base salary of $175,000 per year, subject to annual review. Dr. Koob is also eligible for bonuses as determined our Board of Directors.

Pursuant to the employment agreement, Dr. Koob is eligible to be granted stock options for purchase of our shares, such option grants to be solely at the discretion of our Board of Directors. Dr. Koob is also entitled to receive the standard benefits generally available to other members of senior management.

In the event Dr. Koob’s employment with us is terminated (i) voluntarily by Dr. Koob, (ii) as result of his death or (ii) by us for good reason (as defined in the employment agreement), he shall only be entitled to his accrued but unpaid base salary and any stock vested through the date of his termination. In the event we terminate Dr. Koob’s employment without good reason (as defined in the employment agreement), Dr. Koob is entitled to severance in the form of any stock vested through the date of his termination and continuation of his base salary, together with applicable fringe benefits as provided to other executive employees for the term of the employment agreement.

Following a change of control (as defined in the employment agreement), in the event Dr. Koob’s employment with us is terminated by us without good reason or by Dr. Koob, he shall be entitled to the same benefits as if he was terminated without good reason.

Employment Agreement with Steve Gorlin

MiMedx entered into a three-year, part-time employment agreement dated March 1, 2007 with Steve Gorlin, MiMedx’s Chairman of the Board, who is now Alynx’s Chairman of the Board. Pursuant to this agreement, Mr. Gorlin is entitled to receive a base salary of $175,000 per year, subject to annual review. Mr. Gorlin is also eligible for bonuses as determined by our Board of Directors.

Pursuant to the employment agreement, Mr. Gorlin is eligible to be granted stock options for purchase of our shares, such option grants to be solely at the discretion of our Board of Directors. Mr. Gorlin is also entitled to receive the standard benefits generally available to other members of senior management.

In the event Mr. Gorlin’s employment with us is terminated (i) voluntarily by Mr. Gorlin, (ii) as result of his death; or (ii) by us for good reason (as defined in the employment agreement), he shall only be entitled to his accrued but unpaid base salary and any stock vested through the date of his termination. In the event we terminate Mr. Gorlin’s employment without good reason (as defined in the employment agreement), Mr. Gorlin is entitled to severance in the form of any stock vested through the date of his termination and continuation of his base salary, together with applicable fringe benefits as provided to other executive employees, for the term of the employment agreement.

Following a change of control (as defined in the employment agreement), in the event Mr. Gorlin’s employment with us is terminated by us (not for good reason) or by Mr. Gorlin, he shall be entitled to the same benefits as if he was terminated without good reason.

Equity Awards Outstanding

No Named Executives held stock options in MiMedx at March 31, 2007. No stock options were exercised by the Named Executives during the year ended March 31, 2007. No options have been granted to the Named Executives in conjunction with the Merger.

Option Exercises in the Year Ending March 31, 2007

During the fiscal year ended March 31, 2007, one option to purchase 1,200 shares of MiMedx common stock was exercised by a former employee.

2006 Stock Incentive Plan

MiMedx adopted its 2006 Stock Incentive Plan effective November 27, 2006 (the “Plan”). The Plan was assumed by Alynx in the Merger. The purpose of the Plan is to encourage and enable selected employees, directors, and independent contractors of the Company and its affiliates to acquire or increase their holdings of common stock and other equity-based interests in the Company in order to promote a closer identification of their interests with ours, thereby stimulating their efforts to enhance our efficiency, soundness, profitability, growth and shareholder value. All share amounts in this section have been adjusted to reflect the Merger, and represent number of shares of Alynx Common Stock.

Subject to specified adjustment, the maximum number of shares that we may issue pursuant to awards granted under the Plan may not exceed 17,002,815 shares of Alynx Common Stock. Of that number, the maximum that we may issue pursuant to incentive stock options is 17,002,815 shares of Alynx Common Stock. In addition, if and to the extent that Section 162(m) of the Code is applicable:

•	we may not grant to any participant options or SARs that are not related to an option for more than 3,091,421 shares of Alynx Common Stock in any calendar year;

•	we may not grant to any participant awards for more than 3,091,421 shares of Alynx Common Stock in any calendar year; and

•	participants may not be paid more than $2,000,000 with respect to any cash-settled award granted in any calendar year, subject in each case to adjustments as provided in the Plan.

The following will not be included in calculating the share limitations set forth above:

•	dividends;
•	awards which by their terms are settled in cash rather than the issuance of shares;
•	any shares subject to an award that is forfeited, cancelled, terminated, expires, or lapses for any reason and shares subject to an award that are repurchased or reacquired by us; and
•

any shares a participant surrenders or we withhold to pay the option or purchase price for an award or use to satisfy any tax withholding requirement in connection with the exercise, vesting, or earning of an award.

We will further adjust the number of shares reserved for issuance under the Plan and the terms of awards in the event of an adjustment in our capital stock structure or one of our affiliates due to a merger, consolidation, reorganization, stock split, stock dividend or similar event.

Administration, Amendment and Termination

Our Board of Directors, or upon its delegation, the compensation committee of our Board of Directors, will administer the Plan. In this discussion, we refer to our Board of Directors and the compensation committee collectively as the “administrator.” Subject to certain restrictions set forth in the Plan, the administrator has full and final authority to take actions and make determinations with respect to the Plan.

Subject to certain terms and conditions, the administrator may delegate to one or more of our officers the authority to grant awards, and to make determinations otherwise reserved for the administrator with respect to such awards.

Our Board of Directors may amend, alter, or terminate the Plan at any time, subject to certain exceptions and restrictions set forth in the Plan. Our Board of Directors may also amend, alter, or terminate any award, although participant consent may be required.

The administrator may amend the Plan and any award, without participant consent and, except where required by applicable laws, without shareholder approval, in order to comply with applicable laws. In addition, the administrator may make adjustments to awards upon the occurrence of certain unusual or nonrecurring events. The administrator may (subject to certain Plan limitations) cause any award or any portion thereof to be cancelled in consideration of an alternative award or cash payment of an equivalent cash value. The administrator also may determine that a participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. Except to the extent otherwise required under Code Section 409A, the administrator also may modify or extend the terms and conditions for exercise, vesting, or earning of an award and/or accelerate the date that any award may become exercisable, vested, or earned, without any obligation to accelerate any other award.

Options

The Plan authorizes the grant of both incentive stock options and nonqualified stock options. The administrator will determine the option price at which a participant may exercise an option. The option price may not be less than 100.0% of the fair market value on the date of grant (or 110.0% of the fair market value with respect to incentive stock options granted to a 10.0% or more shareholder) and also may not be less than the par value per share (subject to certain exceptions in the case of substitute or assumed options).

Unless an individual award agreement provides otherwise, a participant may pay the option price in cash or, to the extent permitted by the administrator and applicable laws, by tendering shares of common stock, by the withholding of shares upon exercise, by such other consideration as the administrator may deem appropriate, or a combination of the foregoing.

At the time of option grant, the administrator will determine the terms and conditions of an option, the period or periods during which an option is exercisable, and the option term (which, in the case of incentive stock options, may not exceed 10 years, or five years with respect to a 10.0% or more shareholder). Options are also subject to certain restrictions on exercise if the participant terminates employment or service.

Stock Appreciation Rights

Subject to the limitations of the Plan, the administrator may in its sole discretion grant SARs to such eligible individuals, in such numbers, upon such terms and at such times as the administrator shall determine. SARs may be granted to the holder of an option (a “related option”) with respect to all or a portion of the shares of common stock subject to the related option (a “related SAR”) or may be granted separately to an eligible individual (a “freestanding SAR”). The consideration to be received by the holder of an SAR may be paid in cash, shares of common stock (valued at fair market value on the date of the SAR exercise), or a combination thereof, as determined by the administrator. Upon the exercise of an SAR, the holder of an SAR is entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the fair market value per share of common stock on the date of exercise over the base price per share of such SAR by (ii) the number of shares of common stock with respect to which the SAR is being exercised. The base price may be no less than 100% of the fair market value per share of common stock on the date the SAR is granted (except in the case of certain substituted or assumed SARs in a merger or similar transaction).

SARs are exercisable according to the terms established by the administrator and stated in the applicable award agreement. Upon the exercise of a related SAR, the related option is deemed to be canceled to the extent of the number of shares of common stock for which the related SAR is exercised. No SAR may be exercised more than 10 years after it was granted, or such shorter period as may apply to with respect to a particular SAR. Each award agreement will state the extent to which a holder may have the right to exercise an SAR following termination of the holder’s employment or service with the Company or an affiliate, as determined by the administrator.

Restricted Awards

Subject to the limitations of the Plan, the administrator may grant restricted awards to such individuals in such numbers, upon such terms, and at such times as the administrator shall determine. Restricted awards may be in the form of restricted stock awards and/or restricted stock units that are subject to certain conditions which must be met for the restricted award to vest and be earned, in whole or in part, and be no longer subject to forfeiture. Restricted stock awards may be payable in common stock. Restricted stock units may be payable in cash or common stock, or a combination thereof.

Subject to certain limitations in the Plan, the administrator will determine the restriction period during which a participant may earn a restricted award and the conditions to be met in order for it to be granted or to vest or be earned. These conditions may include:

•	payment of a stipulated purchase price;
•	attainment of performance objectives;
•	continued service or employment for a certain period of time;
•	retirement;
•	displacement;
•	disability;
•	death; or
•	any combination of these conditions.

Subject to the terms of the Plan and Code Section 409A requirements, the administrator determines whether and to what degree restricted awards have vested and been earned and are payable. If a participant’s employment or service is terminated for any reason and all or any part of a restricted award has not vested or been earned pursuant to the terms of the Plan and the individual award, the participant will forfeit the award and related benefits unless the administrator determines otherwise.

Dividend and Dividend Equivalent

The administrator may provide that awards earn dividends or dividend equivalents, subject to restrictions set forth in the Plan. Such dividends or dividend equivalents may be paid currently or may be credited to a participant’s account, subject to such restrictions and conditions as the administrator may establish.

Change in Control

Upon a “change in control,” as defined in the Plan and subject to any Code Section 409A requirements, the administrator will have discretion to determine the effect, if any, on awards granted under the Plan. The administrator may determine that an award may vest, be earned or become exercisable, may be assumed or substituted, may be cancelled, or that other actions or no actions will be taken.

Transfer and Other Restrictions

Awards generally are not transferable other than by will or the laws of intestate succession or as may otherwise be permitted by the administrator, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to such awards until the restriction period and/or performance period has expired and until all conditions to vesting the award have been met. As a condition to the issuance or transfer of common stock or the grant of any other Plan benefit, we may require a participant or other person to become a party to an agreement imposing such conditions or restrictions as we may require.

Certain Federal Income Tax Consequences

The following generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Plan as of this time. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Company. The provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations and other guidance are complicated and their impact in any one case may depend upon the particular circumstances.

Incentive Options

The grant and exercise of an incentive stock option generally will not result in taxable income to the participant if the participant does not dispose of shares received upon exercise of such option less than one year after the date of exercise and two years after the date of grant, and if the participant has continuously been an employee of the Company from the date of grant to three months before the date of exercise (or 12 months in the event of disability). However, the excess of the fair market value of the shares received upon exercise of the option over the option price generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may incur federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code.

The Company generally is not entitled to a deduction upon the exercise of an incentive option. Upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized exceeds the option price. This amount will be treated as capital gain or loss.

If the holding period requirements described above are not met, the participant will have ordinary income in the year of disposition to the extent of the lesser of: (i) the fair market value of the stock on the date of exercise minus the option price or (ii) the amount realized on disposition of the stock minus the option price. The Company generally is entitled to deduct as compensation the amount of ordinary income realized by the participant.

Pursuant to the Code and the terms of the Plan, in no event can there first become exercisable by a participant in any one calendar year incentive stock options granted by the Company with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent an incentive option granted under the Plan exceeds this limitation, it will be treated as a nonqualified option.

Nonqualified Options

If a participant receives a nonqualified option, the difference between the fair market value of the stock on the date of exercise and the option price will constitute taxable ordinary income to the participant on the date of exercise. The Company generally will be entitled to a deduction in the same year in an amount equal to the income taxable to the participant.

Stock Appreciation Rights

The grant of an SAR will not result in taxable income to a participant or a tax deduction to the Company. Upon exercise of the SAR, the amount of cash and fair market value of shares received by the participant (determined at the time of delivery to the participant), less cash or other consideration paid (if any), is taxed to the participant as ordinary income and the Company generally will be entitled to receive a corresponding tax deduction.

Restricted Stock Awards

The grant of restricted stock awards will not result in taxable income to the participant or a tax deduction to the Company, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture or the award is transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be taxed to the participant as ordinary income, except that, in the case of restricted stock issued at the beginning of the restriction period, the participant may elect to include in his ordinary income at the time the restricted stock is awarded, the fair market value of such shares at such time, less any amount paid for the shares. The Company generally will be entitled to a corresponding tax deduction.

Restricted Stock Units and Dividend Equivalents

The federal income tax consequences of the award of restricted stock units or dividend equivalents will depend on the conditions of the award. Generally, the grant of one of these awards does not result in taxable income to the participant or a tax deduction to the Company. However, the participant will recognize ordinary compensation income at settlement of the award equal to any cash and the fair market value of any common stock received (determined as of the date that the award is not subject to a substantial risk of forfeiture or transferable). The Company generally is entitled to a deduction upon the participant’s recognition of income in an amount equal to the ordinary income recognized by the participant.

Section 409A of the Internal Revenue Code of 1986. Section 409A of the Code imposes certain requirements on deferred compensation. The Company intends for the Plan to comply in good faith with the requirements of Section 409A of the Code including related regulations and guidance, where applicable and to the extent practicable. If, however, Section 409A of the Code is deemed to apply to an award, and the Plan and award do not satisfy the requirements of Section 409A of the Code during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Section 409A of the Code to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includible in income and may also be subject to interest charges under Section 409A of the Code. The Company generally will be entitled to an income tax deduction with respect to the amount of compensation includible as income to the participant. The Company undertakes no responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Assumption of SpineMedica Corp. Stock Option Plans

Each stock option to purchase shares of SpineMedica Corp.’s common stock that was outstanding immediately prior to the SpineMedica acquisition, whether or not then vested or exercisable (each, an “Assumed Option”), was assumed by MiMedx when it acquired SpineMedica, and then by Alynx upon consummation of the Merger. Each Assumed Option was converted into an option to acquire that number of shares of Alynx Common Stock equal to the number of shares of MiMedx common stock subject to such Assumed Option, adjusted for the applicable exchange ratios in the acquisition of SpineMedica and in the Merger. The exercise prices were also adjusted.

Each stock option to purchase shares of SpineMedica Corp.’s common stock (each a “SpineMedica Stock Option”) that was outstanding immediately prior to the merger, whether or not then vested or exercisable (each, an “Assumed Option”), was assumed by MiMedx when it acquired SpineMedica, and then by Alynx upon consummation of the Merger. Each Assumed Option was converted into an option to acquire that number of shares of Alynx Common Stock equal to the number of shares of SpineMedica Corp. common stock subject to such SpineMedica Stock Option, adjusted for the applicable exchange ratios in the acquisition of SpineMedica and in the Merger. The exercise prices were also adjusted.

MiMedx, Inc. 2005 Assumed Stock Plan (formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan)

MiMedx assumed the SpineMedica Corp. 2005 Employee, Director, and Consultant Stock Plan (the “2005 Assumed Plan”) in connection with its acquisition of SpineMedica Corp. in July 2007. Following MiMedx’s acquisition of SpineMedica, the Board of Directors of MiMedx declared that no awards (as defined in the 2005 Assumed Plan) would be issued under the 2005 Assumed Plan. The 2005 Assumed Plan was assumed by Alynx in the Merger. All share amounts in this section have been adjusted to reflect the Merger, and represent number of shares of Alynx Common Stock. Subject to specified adjustment, the maximum number of shares issuable pursuant to awards granted under the 2005 Assumed Plan may not exceed 4,637,131.45 shares of Alynx Common Stock.

We will further adjust the number of shares reserved for issuance under the 2005 Assumed Plan and the terms of awards in the event of an adjustment in our capital stock structure or one of our affiliates due to a merger, consolidation, reorganization, stock split, stock dividend or similar event.

Administration, Amendment and Termination

Our Board of Directors, or upon its delegation, the compensation committee of our Board of Directors, will administer the 2005 Assumed Plan. Subject to certain restrictions set forth in the 2005 Assumed Plan, the administrator has full and final authority to take actions and make determinations with respect to the 2005 Assumed Plan.

Our Board of Directors may amend, alter, or terminate the 2005 Assumed Plan at any time, subject to certain exceptions and restrictions set forth in the 2005 Assumed Plan. With the consent of the participant affected, the administrator may amend outstanding option agreements and stock grant agreements in a manner which may be adverse to the participant but which is not inconsistent with the 2005 Assumed Plan. In the discretion of the administrator, outstanding option agreements and stock grant agreements may be amended by the administrator in a manner which is not adverse to the participant.

The administrator may amend the 2005 Assumed Plan and any award, without participant consent and, except where required by applicable laws, without shareholder approval, in order to secure favorable federal income tax treatment as may be afforded incentive stock options, and to the extent necessary to qualify the shares issuable upon exercise or acceptance of any outstanding option granted under the 2005 Assumed Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. The administrator also may determine that a participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. Subject to certain restrictions set forth in the 2005 Assumed Plan and except to the extent otherwise required under Code Section 409A, the administrator also may modify or extend the terms and conditions for exercise, vesting, or earning of an award and/or accelerate the date that any award may become exercisable, vested, or earned.

Options

The 2005 Assumed Plan authorizes the grant of both incentive stock options and nonqualified stock options. The administrator will determine the option price at which a participant may exercise an option. The option price may not be less than 100.0% of the fair market value on the date of grant (or 110.0% of the fair market value with respect to incentive stock options granted to a 10.0% or more shareholder) and also may not be less than the par value per share (subject to certain exceptions in the case of substitute or assumed options). Unless an individual award agreement provides otherwise, a participant may pay the option price in cash or, to the extent permitted by the administrator and applicable laws, by tendering shares of common stock, by the withholding of shares upon exercise, by such other consideration as the administrator may deem appropriate, or a combination of the foregoing. At the time of option grant, the administrator will determine the terms and conditions of an option, the period or periods during which an option is exercisable, and the option term (which, in the case of incentive stock options, may not exceed 10 years, or five years with respect to a 10.0% or more shareholder). Options are also subject to certain restrictions on exercise if the participant terminates employment or service.

Stock Dividend and Stock Splits

If (i) the shares of our common stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of common stock as a stock dividend on its outstanding common stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of common stock, the number of shares of common stock deliverable upon the exercise or acceptance of such option or stock grant may be appropriately increased or decreased proportionately, and appropriate adjustments may be made including, in the purchase price per share, to reflect such events.

Corporate Transaction

Upon a Corporate Transaction (as defined in the 2005 Assumed Plan) and subject to any Code Section 409A requirements, with respect to outstanding options the administrator shall (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options either the consideration payable with respect to the outstanding shares of common stock in connection with the Corporate Transaction or securities of any successor or acquiring entity, or (ii) upon written notice to the participants, provide that all options must be exercised, within a specified number of days of the date of such notice, at the end of which period the options shall terminate, or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options over the exercise price thereof. With respect to outstanding stock grants, the administrator shall either (i) make appropriate provisions for the continuation of such stock grants by substituting on an equitable basis for the shares then subject to such stock grants either the consideration payable with respect to the outstanding shares of common stock in connection with the Corporate Transaction or securities of any successor or acquiring entity, or (ii) upon written notice to the participants, provide that all stock grants must be accepted (to the extent then subject to acceptance) within a specified number of days of the date of such notice, at the end of which period the offer of the stock grants shall terminate, or (iii) terminate all stock grants in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such stock grants over the purchase price thereof, if any. In addition, in the event of a Corporate Transaction, the administrator may waive any or all Company repurchase rights with respect to outstanding stock grants.

Transfer and Other Restrictions

Awards generally are not transferable other than by will or the laws of intestate succession or as may otherwise be permitted by the administrator, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to such awards until the restriction period and/or performance period has expired and until all conditions to vesting the award have been met. As a condition to the issuance or transfer of common stock or the grant of any other 2005 Assumed Plan benefit, we may require a participant or other person to become a party to an agreement imposing such conditions or restrictions as we may require.

Certain Federal Income Tax Consequences

The following generally describes the principal federal (and not state and local) income tax consequences of awards granted under the 2005 Assumed Plan of this time. The following summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Company. The provisions of the Code, and related regulations and other guidance are complicated and their impact in any one case may depend upon the particular circumstances.

Incentive Options

The grant and exercise of an incentive stock option generally will not result in taxable income to the participant if the participant does not dispose of shares received upon exercise of such option less than one year after the date of exercise and two years after the date of grant, and if the participant has continuously been an employee of the Company from the date of grant to three months before the date of exercise (or 12 months in the event of disability). However, the excess of the fair market value of the shares received upon exercise of the option over the option price generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may incur federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code.

The Company generally is not entitled to a deduction upon the exercise of an incentive option. Upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized exceeds the option price. This amount will be treated as capital gain or loss. If the holding period requirements described above are not met, the participant will have ordinary income in the year of disposition to the extent of the lesser of: (i) the fair market value of the stock on the date of exercise minus the option price or (ii) the amount realized on disposition of the stock minus the option price. The Company generally is entitled to deduct as compensation the amount of ordinary income realized by the participant.

Pursuant to the Code and the terms of the 2005 Assumed Plan, in no event can there first become exercisable by a participant in any one calendar year incentive stock options granted by the Company with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent an incentive option granted under the 2005 Assumed Plan exceeds this limitation, it will be treated as a nonqualified option.

Nonqualified Options

If a participant receives a nonqualified option, the difference between the fair market value of the stock on the date of exercise and the option price will constitute taxable ordinary income to the participant on the date of exercise. The Company generally will be entitled to a deduction in the same year in an amount equal to the income taxable to the participant.

Section 409A of the Internal Revenue Code of 1986.

Section 409A of the Code imposes certain requirements on deferred compensation. The Company intends for the 2005 Assumed Plan to comply in good faith with the requirements of Section 409A of the Code including related regulations and guidance, where applicable and to the extent practicable. If, however, Section 409A of the Code is deemed to apply to an award, and the 2005 Assumed Plan and award do not satisfy the requirements of Section 409A of the Code during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Section 409A of the Code to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includible in income and may also be subject to interest charges under Section 409A of the Code. The Company generally will be entitled to an income tax deduction with respect to the amount of compensation includible as income to the participant. The Company undertakes no responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

MiMedx, Inc. Assumed 2007 Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan)

MiMedx assumed the SpineMedica Corp. 2007 Stock Incentive Plan (the “2007 Assumed Plan”) in connection with its acquisition of SpineMedica Corp. in July 2007. Following MiMedx’s acquisition of SpineMedica Corp., the Board of Directors of MiMedx declared that no awards (as defined in the 2007 Assumed Plan) shall be issued under the 2007 Assumed Plan. The 2007 Assumed Plan was assumed by Alynx in the Merger. All share amounts in this section have been adjusted to reflect the Merger, and represent number of shares of Alynx Common Stock. Subject to specified adjustment, the maximum number of shares that we may issue pursuant to awards granted under the 2007 Assumed Plan may not exceed 5,873,699.83 shares of Alynx Common Stock.

The following will not be included in calculating the share limitations set forth above:

•	dividends;
•	awards which by their terms are settled in cash rather than the issuance of shares;
•	any shares subject to an award that is forfeited, cancelled, terminated, expires, or lapses for any reason and shares subject to an award that are repurchased or reacquired by us; and
•

any shares a participant surrenders or we withhold to pay the option or purchase price for an award or use to satisfy any tax withholding requirement in connection with the exercise, vesting, or earning of an award.

We will further adjust the number of shares reserved for issuance under the 2007 Assumed Plan and the terms of awards in the event of an adjustment in our capital stock structure or one of our affiliates due to a merger, consolidation, reorganization, stock split, stock dividend or similar event.

Administration, Amendment and Termination

Our Board of Directors, or upon its delegation, the compensation committee of our Board of Directors, will administer the 2007 Assumed Plan. Subject to certain restrictions set forth in the 2007 Assumed Plan, the administrator has full and final authority to take actions and make determinations with respect to the 2007 Assumed Plan.

Subject to certain terms and conditions, the administrator may delegate to one or more of our officers the authority to grant awards, and to make determinations otherwise reserved for the administrator with respect to such awards.

Our Board of Directors may amend, alter, or terminate the 2007 Assumed Plan at any time, subject to certain exceptions and restrictions set forth in the 2007 Assumed Plan. Our Board of Directors may also amend, alter, or terminate any award, although participant consent may be required.

The administrator may amend the 2007 Assumed Plan and any award, without participant consent and, except where required by applicable laws, without shareholder approval, in order to comply with applicable laws. In addition, the administrator may make adjustments to awards upon the occurrence of certain unusual or nonrecurring events. The administrator may (subject to certain limitations in the 2007 Assumed Plan) cause any award or any portion thereof to be cancelled in consideration of an alternative award or cash payment of an equivalent cash value. The administrator also may determine that a participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. Except to the extent otherwise required under Code Section 409A, the administrator also may modify or extend the terms and conditions for exercise, vesting, or earning of an award and/or accelerate the date that any award may become exercisable, vested, or earned, without any obligation to accelerate any other award.

Options

The Plan authorizes the grant of both incentive stock options and nonqualified stock options. The administrator will determine the option price at which a participant may exercise an option. The option price may not be less than 100.0% of the fair market value on the date of grant (or 110.0% of the fair market value with respect to incentive stock options granted to a 10.0% or more shareholder) and also may not be less than the par value per share (subject to certain exceptions in the case of substitute or assumed options). Unless an individual award agreement provides otherwise, a participant may pay the option price in cash or, to the extent permitted by the administrator and applicable laws, by tendering shares of common stock, by the withholding of shares upon exercise, by such other consideration as the administrator may deem appropriate, or a combination of the foregoing. At the time of option grant, the administrator will determine the terms and conditions of an option, the period or periods during which an option is exercisable, and the option term (which, in the case of incentive stock options, may not exceed 10 years, or five years with respect to a 10.0% or more shareholder). Options are also subject to certain restrictions on exercise if the participant terminates employment or service.

Change in Control

Upon a “change in control,” as defined in the 2007 Assumed Plan and subject to any Code Section 409A requirements, all options and SARs outstanding as of the date of such change in control shall become fully exercisable, whether or not then otherwise exercisable. Any restrictions, performance criteria and/or vesting conditions applicable to any restricted award shall be deemed to have been met, and such awards shall become fully vested, earned and payable to the fullest extent of the original grant of the applicable award. Notwithstanding the foregoing, in the event of a merger, share exchange, reorganization, sale of all or substantially all of the assets of the Company, the administrator may, in its sole and absolute discretion, determine that any or all awards granted pursuant to the 2007 Assumed Plan shall not vest or become exercisable on an accelerated basis, if the Company or the surviving or acquiring corporation shall have taken such action, including but not limited to the assumption of awards granted under the 2007 Assumed Plan or the grant of substitute awards, as the administrator determines appropriate to protect the rights and interest of participants under the 2007 Assumed Plan.

Transfer and Other Restrictions

Awards generally are not transferable other than by will or the laws of intestate succession or as may otherwise be permitted by the administrator, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to such awards until the restriction period and/or performance period has expired and until all conditions to vesting the award have been met. As a condition to the issuance or transfer of common stock or the grant of any other Plan benefit, we may require a participant or other person to become a party to an agreement imposing such conditions or restrictions as we may require.

Certain Federal Income Tax Consequences

The following generally describes the principal federal (and not state and local) income tax consequences of awards granted under the 2007 Assumed Plan as of this time. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Company. The provisions of the Code, and related regulations and other guidance are complicated and their impact in any one case may depend upon the particular circumstances.

Incentive Options

The grant and exercise of an incentive stock option generally will not result in taxable income to the participant if the participant does not dispose of shares received upon exercise of such option less than one year after the date of exercise and two years after the date of grant, and if the participant has continuously been an employee of the Company from the date of grant to three months before the date of exercise (or 12 months in the event of disability). However, the excess of the fair market value of the shares received upon exercise of the option over the option price generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may incur federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code.

The Company generally is not entitled to a deduction upon the exercise of an incentive option. Upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized exceeds the option price. This amount will be treated as capital gain or loss. If the holding period requirements described above are not met, the participant will have ordinary income in the year of disposition to the extent of the lesser of: (i) the fair market value of the stock on the date of exercise minus the option price or (ii) the amount realized on disposition of the stock minus the option price. The Company generally is entitled to deduct as compensation the amount of ordinary income realized by the participant.

Pursuant to the Code and the terms of the 2007 Assumed Plan, in no event can there first become exercisable by a participant in any one calendar year incentive stock options granted by the Company with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent an incentive option granted under the 2007 Assumed Plan exceeds this limitation, it will be treated as a nonqualified option.

Nonqualified Options

If a participant receives a nonqualified option, the difference between the fair market value of the stock on the date of exercise and the option price will constitute taxable ordinary income to the participant on the date of exercise. The Company generally will be entitled to a deduction in the same year in an amount equal to the income taxable to the participant.

Section 409A of the Internal Revenue Code of 1986.

Section 409A of the Code imposes certain requirements on deferred compensation. The Company intends for the 2007 Assumed Plan to comply in good faith with the requirements of Section 409A of the Code including related regulations and guidance, where applicable and to the extent practicable. If, however, Section 409A of the Code is deemed to apply to an award, and the 2007 Assumed Plan and award do not satisfy the requirements of Section 409A of the Code during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Section 409A of the Code to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includible in income and may also be subject to interest charges under Section 409A of the Code. The Company generally will be entitled to an income tax deduction with respect to the amount of compensation includible as income to the participant. The Company undertakes no responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Alynx Transactions

On April 11, 2006, Alynx entered into an arrangement with Booder Corp., an entity owned and controlled by Ken Edwards, the sole officer and director, and principal shareholder of Alynx, in which Alynx agreed to pay Booder $1,000 per month to provide consulting services in connection with Alynx’s desire to become a viable shell for a merger or acquisition. The consulting fee began May 1, 2006, and is payable on the first day of each month until terminated or modified by Alynx. This arrangement, approved by the Board of Directors, is not evidenced by a written agreement.

On May 4, 2007, Ken Edwards loaned $15,000 to Alynx for operating funds. The loan is evidenced by a demand promissory note bearing interest at 10% per annum. The note is due 30 days after the date demand for payment is made by Mr. Edwards. Interest is payable when the unpaid balance of the note is paid.

On October 1, 2007, Mr. Edwards agreed to loan up to $25,000 to Alynx to satisfy its future cash flow requirements. The Board of Directors approved a form of unsecured promissory demand note to reflect advances made by Mr. Edwards up to the maximum of $25,000. The note, dated October 1, 2007, is due 30 days after the date demand for payment is made by Mr. Edwards, or December 31, 2008, whichever shall first occur. Interest on the amounts advanced by Mr. Edwards is set at 12% per annum. Through September 30, 2007, Mr. Edwards loaned $1,000 under this arrangement. On December 21, 2007, Mr. Edwards loaned an additional $1,500 pursuant to these same terms. On January 15, 2008, Mr. Edwards loaned an additional $2,000 to Alynx under the terms of this note.

Alynx has had no need to rent office space. Mr. Edwards allows Alynx to use his office as a mailing address, as needed, at no expense to the company.

MiMedx Transactions

The office space leased by MiMedx in Destin, Florida is owned by the Chairman of the Board of MiMedx, Steve Gorlin. The rental rate under this month-to-month lease is $1,000 per month, which is fair market value, based on the current rents of similar office spaces in the building that are not owned by Mr. Gorlin.

Mr. Gorlin made advances totaling approximately $500,000 to MiMedx prior to its 2007 private placement, which closed in March 2007. Due to the oversubscription of the private placement, Mr. Gorlin accepted repayment in the form of cash, without interest, rather than shares of Series A Preferred Stock, as was originally contemplated.

In August 2007, MiMedx began using an aircraft recently acquired by Gorlin Aviation, LLC, an affiliate of Mr. Gorlin, at a rate we believe is less than that charged by unrelated third parties. Neither MiMedx nor SpineMedica used the aircraft in fiscal 2007. From August through December 31, 2007, MiMedx spent a total of approximately $77,544 on use of the aircraft.

DESCRIPTION OF SECURITIES

The following description is only a summary of certain significant provisions of the rights, preferences, qualifications and restrictions of Alynx’s capital stock.

Authorized Capital Stock

Alynx’s authorized capital stock consists of 105,000,000 shares, of which 5,000,000 shares are preferred stock, $.01 par value per share and 100,000,000 shares are Common stock, $0.001 par value per share.

As of January 28, 2008, 22,863,680 shares of Alynx Common Stock were outstanding held of record by approximately 596 holders. No shares of Alynx Preferred Stock were outstanding. Following the Merger, there were 55,783,146 shares of Common Stock outstanding held by 698 holders and 3,684,039 shares of Alynx Preferred Stock outstanding held by approximately 171 holders.

Common Stock

We are authorized to issue 100,000,000 shares of common stock. 55,783,146 shares of common stock are presently outstanding. The common stock is fully paid and non-assessable. The holders of common stock are entitled to equal dividends and distributions, per share, on the common stock when, as and if declared by the board of directors from funds legally available for that. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote on the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors. Issuance of additional common stock in the future will reduce proportionate ownership and voting power of each share outstanding. Directors can issue additional common stock, without shareholder approval to the extent authorized.

Preferred Stock

We are also authorized to issue 5,000,000 shares of preferred stock. Under the articles of incorporation, the board of directors has the power, without further action by the holders of common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The board of directors effects a designation of each series of preferred stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each series. Documents so filed are matters of public record and may be examined according to procedures of the Nevada Secretary of State, or copies may be obtained from the Company. The ability of directors, without stockholder approval, to issue additional shares of preferred stock could be used as anti-takeover measures. Anti-takeover measures may result in you receiving less for your stock than you otherwise might. The issuance of preferred stock creates additional securities with dividend and liquidation preferences over common stock, and may have the effect of delaying or preventing a change in control without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Series A Preferred Stock

We have designated 3,684,040 of these shares Series A Preferred Stock, pursuant to a Certificate of Designation (the “Certificate of Designation”) filed with the Nevada Secretary of State in accordance with the

Merger Agreement. Each share of Alynx Series A Preferred Stock shall automatically convert into 15.45710482 shares of Alynx Common Stock (the “Conversion Rate”) upon the taking of any corporate action creating a sufficient number of authorized but unissued shares of Common Stock to (i) effect the conversion of all outstanding shares of the Series A Preferred Stock and (ii) issue any shares of Common Stock issuable upon (x) the exercise of options to purchase or rights to subscribe for Common Stock, (y) the conversion of securities by their terms convertible or exchangeable for Common Stock, or (z) the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities. The Conversion Rate will be appropriately adjusted in the event of a stock dividend, split or similar recapitalizations. The Alynx Series A Preferred Stock will vote together as a single class with the Alynx Common Stock on all matters presented to the shareholders, except as otherwise required by law. Each share of Series A Preferred Stock will have the number of votes that could be cast if that share was converted into Common Stock as of the record date for the vote.

The holders of the Series A Preferred Stock shall be entitled to participate with the holders of Common Stock pari passu, on an as converted basis, in any dividends paid or set aside for payment by the Company. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, all shareholders shall participate pari passu in the distribution of any of the assets or surplus funds of the Company in accordance with (a) the number of shares of Common Stock held by them or (b) the number of shares of Common Stock into which each share of Series A Preferred Stock could be converted. We must obtain the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock, in order amend the Certificate of Designation, if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock.

Proposed Post-Merger Shareholders’ Meeting

Our Board of Directors has expressed an informal intention to call a meeting of shareholders of Alynx. The purpose of the meeting would include consideration of proposals to amend the Alynx Articles of Incorporation to approve a reverse stock split of approximately one-for-three for each outstanding class of capital stock of Alynx.

If the proposed meeting of shareholders is called by the Board, we will be required to make appropriate filings with the SEC. We would then provide proxy materials to our shareholders, who would have the opportunity to consider and vote upon the proposals presented. There can be no assurance that the proposal will be submitted, and if submitted, the proposals may vary from the proposal presently contemplated. Furthermore, there can be no assurance the proposal will be approved.

Important Provisions of Certificate of Incorporation and Bylaws

Limitation of Monetary Liability

The Articles of Incorporation of Alynx provide that no director or officer will be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Nevertheless, a director or officer will be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78. 300.

Business Combinations With Interested Shareholders.

Nevada law prohibits certain business combinations with interested shareholders, which are defined as owners of 10% or more of the voting power of the corporation, for three years after the date that the person first became an interested stockholder, unless the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested director.

Certain Bylaw Provisions

Meetings of the shareholders may be called by the Chairman of the Board, the President, the Board of Directors, or the holders of not less than one-tenth of all the shares entitled to vote at a meeting. Annual meetings are scheduled for the second Tuesday of the fourth month after the end of the company’s fiscal year. A majority of the outstanding shares entitled to vote constitutes a quorum at a meeting of the shareholders. Each outstanding share, regardless of class, is entitled to one vote on each matter at the meeting of shareholders. Cumulative voting is not permitted in the election of directors.

The board of directors is composed of between a minimum of one and a maximum of nine persons, as determined by the board. Any vacancy may be filled by the affirmative vote of a majority of the remaining directors, or the sole remaining director. Directors may be removed, without cause, by a vote of a majority of the shares entitled to vote at the election of directors. The board of directors has the authority to fix the compensation of directors.

Officers are elected by the board at the meeting of the board next following the annual meeting of the shareholders, or at any meeting if an office is vacant. The term of office and compensation of the officers is determined by the board. Officers can be removed by the board whenever in its judgment the bests interests of the company would be served thereby.

The bylaws of Alynx may be amended or repealed and new bylaws adopted by the board of directors, subject to repeal or change by the shareholders.

MARKET PRICE OF AND DIVIDENDS ON ALYNX’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Alynx’s Common Stock was approved for quotation on the OTC Bulletin Board on July 19, 2007. Only a limited number of shares have traded since the approval of the quotation in July 2007. The Common Stock is currently traded with the trading symbol of “AYXC.” The table below sets forth for the periods indicated the high and low sales prices as reported by Bloomberg information services. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	Quarter	High	Low

Year Ended
December 31, 2007	Third	$0.10	$0.01
	Fourth	$0.10	$0.01

On January 28, 2008, the day before we announced the Merger Agreement, there were no bids for the Common Stock of Alynx.

Based upon information supplied from our transfer agent, we believe that the number of record holders of our Common Stock as of January 28, 2008, is approximately as follows:

Title of Class	Number of Record Holders

Common Stock	596

We have not paid any cash dividends on our common stock since our formation and do not intend to do so in the future.

Equity Compensation Plan Information

As of December 31, 2007, Alynx had no outstanding equity compensation plans.

Equity Compensation Plan Information

The following table provides information about the equity compensation plans of MiMedx as of March 31, 2007:

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights securities reflected in column (A)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))*

Equity compensation plans approved by security holders	-	-	6,182,842(1)

Equity compensation plans not approved by security holders	-	-	-

Total	-	-	6,182,842 (1)

*	Represents the number of shares as converted in the Merger into the right to acquire shares of Alynx Common Stock
(1)	The MiMedx, Inc. 2006 Stock Incentive Plan

LEGAL PROCEEDINGS

Pre-Merger claims against Alynx

Alynx is not involved in any pending or threatened legal proceedings.

Claims against MiMedx

Neither MiMedx nor SpineMedica are involved in any pending or threatened legal proceedings.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no disagreements with our independent and registered public accounting firm on accounting and financial disclosure. See Item 4.01 to this Form 8-K for information regarding a change in our accountants. That information is incorporated herein by reference.

RECENT SALES OF UNREGISTERED SECURITIES

The disclosures set forth at Item 3.02 to this Form 8-K are incorporated herein by reference.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither the Articles of Incorporation, as amended, nor the bylaws of Alynx provide for indemnification under which our controlling persons, directors or officers are insured or indemnified in any manner against any liability which they may incur in such capacity. We also do not have any contracts or other provisions which permit or require indemnification of such parties. The statutes of the State of Nevada provide the following indemnification rights:

(a) Sections 78.7502 and 78.751 of the Nevada Business Corporation Act provide that each corporation shall have the following powers:

1. A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

(b) Our Articles of Incorporation and By-Laws limit liability of our Officers and Directors to the full extent permitted by the Nevada Business Corporation Act.

ALYNX SHARES ELIGIBLE FOR FUTURE SALE

As of January 28, 2008, 22,863,680 shares of Alynx Common Stock were outstanding. Approximately 20,000,000 of those shares were repurchased from Ken Edwards, and approximately 52,283,090 were issued to former holders of MiMedx Common Stock, pursuant to the Merger Agreement. Alynx also issued approximately 3,684,040 shares of Alynx Series A Preferred Stock in the Merger. The following sets forth certain information regarding shares of Alynx Common Stock that are, or may be in the future, eligible for resale.

Resales of Common Stock Issued Prior to the Merger

As of February 8, 2008, Alynx believes that up to approximately 2,809,320 shares (approximately 12% of the outstanding shares as of January 28, 2008) may currently be sold without restriction under the Securities Act. Approximately 54,360 shares (less than 1% of the outstanding shares as of February 8, 2008) of Alynx Common Stock are not currently eligible for resale under the Securities Act but may, with the passage of time, become eligible for resale under Rule 144.

The shares of Alynx Common Stock which are currently outstanding but are not presently eligible for resale under the Securities Act may not be resold to the public unless the sale is registered under the Securities Act, the sale is pursuant to Rule 144, or another exemption is available. The approximately 54,360 shares of currently outstanding Alynx Common Stock which were outstanding prior to the Merger but that may not presently be sold without restriction under the Securities Act should be eligible for resale one year after the date of filing of this Current Report on Form 8-K.

Pursuant to the Merger Agreement, the holders of the of the 54,360 shares Alynx Common Stock are entitled to certain registration rights pursuant to a Registration Rights Agreement among MiMedx, Alynx, and such holders (the “Alynx Shareholder Registration Rights Agreement”). Pursuant to the Alynx Shareholder Registration Rights Agreement if, after the Merger, Alynx closes an initial public offering (as defined in the Alynx Shareholder Registration Rights Agreement) or receives an infusion of cash of at least $10.0 million that is exempt from registration, such holders will be entitled to require Alynx to use its best efforts to include their shares of Alynx Common Stock in future registration statements filed by Alynx under the Securities Act nine months after the initial public offering or infusion of cash. These registration rights will be subject to underwriter approval and a reduction of shares offered if the underwriter determines that such registration of stock would not be advisable. These registration rights may not be exercised at any time that the holders of the Alynx Common Stock seeking registration are permitted to dispose of their shares pursuant to Rule 144 under the Securities Act. The Alynx Shareholder Registration Rights Agreement provides that each holder, if requested by Alynx and an underwriter or placement agent, will agree not to sell, directly or indirectly, the Alynx Common Stock held by such holder during the 180 day period commencing with the registration of the Alynx’s equity securities under Section 12 of the Exchange Act, and also commencing on the effective date in the case of a registration statement filed pursuant to the Securities Act if requested by Alynx and an underwriter, and provided that certain other holders of Alynx capital stock enter into such an agreement.

Alynx assumed the obligations of MiMedx under a MiMedx Amended and Restated Registration Rights Agreement at the closing of the Merger.

Resales of Alynx Common Stock received in the Merger

Former MiMedx shareholders now own approximately 97.25% of the then-outstanding shares of the Alynx Common Stock. The approximately 3.7 million shares of Alynx Series A Preferred Stock are convertible into approximately 56.9 million shares of additional Alynx Common Stock, assuming sufficient shares of Alynx Common Stock are authorized.

Shares of Alynx capital stock issued in the Merger were issued pursuant to an exemption from the registration requirements of the Securities Act. In order to be resold to the public, the resale of those shares must be either registered under the Securities Act, the shares must be sold in compliance with Rule 144, or another exemption from the registration requirements.

Registration of the Alynx Common Stock received in the Merger under the Amended and Restated Registration Rights Agreement. The following is a discussion of certain terms and provisions of the Amended and Restated Registration Rights Agreement of MiMedx, which was assumed by Alynx pursuant to the Merger.

Pursuant to the Registration Rights Agreement if, after the Merger, Alynx closes an initial public offering (as defined in the Registration Rights Agreement) or receives an infusion of cash of at least $10.0 million that is exempt from registration, the former holders of MiMedx Preferred Stock will be entitled to certain demand and piggy-back registration rights with respect to the Alynx Common Stock received in the Merger (or upon conversion of Alynx Series A Preferred Stock) nine months after the initial public offering or infusion of cash. The Registration Rights Agreement provides that, subject to certain limitations, the former holders of MiMedx Preferred Stock are entitled, upon the request of a majority of these holders, to require Alynx to use best efforts to register the Alynx Common Stock received by these holders under the Securities Act (the “Demand Registration Rights”). These holders also are entitled to require Alynx to use its best efforts to register their Alynx Common Stock on Form S-3 (the “S-3 Registration Rights”) (or upon conversion of Alynx Series A Preferred Stock) when and if available to Alynx.

In addition, these holders are entitled, subject to certain limitations, to require Alynx to use its best efforts to include their shares of Alynx Common Stock in future registration statements filed by Alynx under the Securities Act (the “Piggy-back Registration Rights”). Any such Piggy-back Registration Rights will be subject to underwriter approval and a reduction of shares offered if the underwriter determines that such registration of stock would not be advisable.

Alynx is not required to affect more than two registrations under the Demand Registration Rights. Registration of shares pursuant to the exercise of Demand Registration Rights, S-3 Registration Rights or Piggy-back Registration Rights under the Securities Act would result in such shares becoming freely sellable without restriction under the Securities Act immediately upon and during the effectiveness of such registration statement.

The Demand Registration Rights, Piggy-back Registration Rights and S-3 Registration Rights may not be exercised at any time that the holders of the Alynx Common Stock seeking registration are permitted to dispose of their shares pursuant to Rule 144 under the Securities Act.

The Registration Rights Agreement provides that each holder, if requested by Alynx and an underwriter or placement agent, will agree not to sell, directly or indirectly, the Alynx Common Stock held by such holder, whether acquired upon the conversion of Alynx Series A Preferred Stock or otherwise, during the 180 day period commencing with the registration of Alynx’s equity securities under Section 12 of the Exchange Act, and also commencing on the effective date in the case of a registration statement filed pursuant to the Securities Act if requested by Alynx and an underwriter, and provided that certain other holders of Alynx capital stock enter into such an agreement.

Approximately 56.9 million shares of Alynx Common Stock issuable upon conversion of the Alynx Series A Preferred Stock, held by approximately 183 shareholders will be covered by the Registration Rights Agreement.

Rule 144. In general, under the newly revised Rule 144, effective February 15, 2008, beginning one year after the filing of the final version of the Form 8-K (the “Anniversary”), a person (together with persons whose shares are aggregated) who has beneficially owned shares of Alynx Common Stock for at least six months, including any person who may be deemed to be an “affiliate” of Alynx (as the term “affiliate” is defined under Rule 144), is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•

1% of the number of shares of Alynx Common Stock then outstanding (after the Merger there would be approximately 55.8 million such shares outstanding, excluding those issuable upon conversion of Alynx Series A Preferred Stock); or

•	the average weekly trading volume of Alynx Common Stock during the four calendar weeks preceding the sale.

However, since Alynx Common Stock is quoted on the NASD’s Over-The-Counter Bulletin Board, which is not an “automated quotation system,” its shareholders cannot rely on the market-based volume limitation described in the second bullet above. If in the future Alynx Common Stock is listed on an exchange or quoted on NASDAQ, then its shareholders would be able to rely on the market-based volume limitation. Unless and until Alynx Common Stock is so listed or quoted, its shareholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also governed by other requirements which may include manner of sale, notice filing and the availability of current public information about us. Under Rule 144, a recipient of Alynx Common Stock in the Merger who is not, and for the three months prior to the sale of such shares has not been, an affiliate of Alynx or us, and has held such shares for at least one year may sell the shares without complying with these requirements or the volume limitations.

Under the newly revised Rule 144, effective February 15, 2008, and assuming no shares are sold pursuant to registration under the Registration Rights Agreement, up to approximately 109,864,036 additional shares of Alynx Common Stock will become eligible for sale in the public market under the Securities Act pursuant to Rule 144 by former MiMedx shareholders beginning on the Anniversary, including approximately 56.9 million shares issuable upon conversion of the Alynx Series A Preferred Stock. In addition, 17,002,815 shares of Alynx Common Stock subject to outstanding options or warrants reserved for future issuance may become eligible for sale in the public market to the extent permitted by the provisions of the related agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. Shares subject to the Plan may also be registered on Form S-8, and become eligible for resale. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the Alynx Common Stock, if any, could decline.

Item 3.02	Unregistered Sales of Equity Securities

The information disclosed in Item 2.01 of this Form 8-K is incorporated into this Item 3.02. The issuance at the consummation of the Merger on February 8, 2008, of 52,283,090 shares of Alynx Common Stock and 3,684,040 shares of Alynx Series A Preferred Stock and the conversion of outstanding MiMedx, Inc. options and warrants into options and warrants to acquire Alynx Common Stock in connection with the Merger were made in a private placement in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and pursuant to Rule 701 promulgated under the Securities Act as to options and warrants. The class of persons who received the shares was the former holders of MiMedx, Inc. capital stock, and holders of options and warrants to acquire such stock. As consideration for the issuance of its stock, Alynx, Co. acquired 100% ownership of MiMedx, Inc. in the Merger.

Upon closing of the Merger each share of MiMedx capital stock held by: (i) an “accredited investor” as defined in Rule 501 of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended; or (ii) a person who does not qualify as an accredited investor, but who, either alone or together with such person’s purchaser representative, has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of an investment in Alynx stock and can bear the economic risk of such an investment, was converted into the right to receive 3.091421 shares of Alynx Common Stock for each share of MiMedx Common Stock and the right to receive 0.20 shares of Alynx Series A Preferred Stock. If, however, a former holder of MiMedx capital stock does not demonstrate to Alynx, in its sole discretion, that such person meets the tests, Alynx may elect to pay $3.00 for each share of MiMedx previously held by that person in lieu of Alynx shares. Alynx does not anticipate that it will pay cash to any former MiMedx shareholder.

We paid Herman Fine, Engex, Inc., and Martin A. Bell 636,376 shares of Alynx Common Stock, in the aggregate, as payment for finders’ services rendered in connection with the Merger. These shares were issued pursuant to a private placement to accredited investors who have agreed to hold the shares for investment purposes.

The terms of conversion or exercise of the options and warrants assumed are disclosed at Item 2.01 of this Form 8-K.

Item 4.01	Changes in Registrant’s Certifying Accountant

On February 8, 2008, by action of our Board of Directors, effective upon consummation of the Merger, we dismissed Pritchett, Siler, and Hardy, P.C. as our independent accountants. Pritchett, Siler, and Hardy, P.C. had previously been engaged as the principal accountant to audit our financial statements. The reason for the dismissal of Pritchett, Siler, and Hardy, P.C. is that, following the consummation of the Merger on February 8, 2008, (i) the former stockholders of MiMedx owned a significant amount of the outstanding shares of our capital stock and (ii) our primary business became the business previously conducted by MiMedx. The independent registered public accountant of MiMedx was the firm of Aidman, Piser & Company, P.A. (“Aidman Piser”). We believe that it is in our best interest to have Aidman Piser continue to work with our business, and we therefore retained Aidman Piser our new principal independent registered accounting firm, effective as of February 8, 2008. Aidman Piser is located at 401 East Jackson Street, Suite 3400, Tampa, Florida 33602. The decision to change accountants was approved by our Board of Directors on February 8, 2008.

The report of Pritchett, Siler, and Hardy, P.C. on our financial statements for the period from December 20, 2005 through our fiscal year ended December 31, 2007, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report was qualified as to our ability to continue as a going concern.

From the date of their initial engagement through February 8, 2008, there were no disagreements with Pritchett, Siler, and Hardy, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Pritchett, Siler, and Hardy, P.C. would have caused it to make reference to the matter in connection with its reports.

Through February 8, 2008 Alynx did not consult Aidman Piser regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.

We have made the contents of this Current Report on Form 8-K available to Pritchett, Siler, and Hardy, P.C. and requested that Pritchett, Siler, and Hardy, P.C. furnish us a letter addressed to the SEC as to whether Pritchett, Siler, and Hardy, P.C. agrees or disagrees with, or wishes to clarify our expression of, our views, or containing any additional information. A copy of Pritchett, Siler, and Hardy, P.C.’s letter to the SEC is included as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.01	Change in Control of Registrant

In connection with the Merger, Alynx experienced a change in control. The disclosure set forth in Item 2.01 to the Current Report on Form 8-K is incorporated herein by reference.

No agreements exist among present or former controlling stockholders of the Alynx or present or former officers and directors of MiMedx with respect to the future election of the members of the Alynx Board of Directors, and to Alynx’s knowledge, no other agreements exist which might result in a change of control of the Alynx.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, Ken Edwards resigned as the sole director and executive officer of Alynx at the closing of the Merger and appointed the directors and executive officers of MiMedx to become the directors and executive officers of Alynx. See Item 2.01 of this Form 8-K, which is incorporated herein by reference, for additional information regarding the persons who resigned as directors and executive officers and those who now constitute the Board of Directors and executive officers of Alynx, and their compensation.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement and following the Effective Time of the Merger the Registrant changed its fiscal year end from December 31 to March 31.

Item 5.06	Change in Shell Company Status.

The transactions reported in Item 2.01 of this Current Report on Form 8-K have the effect of causing the Registrant to cease being a shell company as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. For a discussion of the transactions, see Item 2.01 herein and the content of Exhibit 2.1 filed as an exhibit to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

As a result of its acquisition of MiMedx described in Item 2.01 above, the Registrant is filing MiMedx’s audited financial statements for the year ended March 31, 2007 and Unaudited for the six period as Exhibit 99.1 to this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.

As a result of its acquisition of MiMedx described in Item 2.01 above, the Registrant is filing pro forma financial information as Exhibit 99.3 to this Current Report on Form 8-K.

(c)	Shell Company Transactions

See Item 5.06

(d)	Exhibits:

EXHIBIT INDEX

Registration Statement on Form 8-K

Index to Exhibits Filed as Part of This Registration Statement

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 29, 2008, between Alynx, Co., MMX Acquisition Corp., and MiMedx, Inc.
2.2	Articles of Merger, dated February 8, 2008, between MMX Acquisition Corp. and MiMedx, Inc.
4.1	Amended and Restated Registration Rights Agreement dated July 23, 2007 between MiMedx, Inc. and the holders of Preferred Stock
4.2	Registration Rights Agreement dated February 8, 2008 between Alynx, Co. and certain Alynx shareholders
10.1	MiMedx, Inc. 2006 Stock Incentive Plan
10.2	Declaration of Amendment to MiMedx, Inc. 2006 Stock Incentive Plan
10.3	Form of Incentive Award Agreement under the MiMedx, Inc. 2006 Stock Incentive Plan, including a list of officers and directors receiving options thereunder
10.4	Form of Nonqualified Incentive Award Agreement under the MiMedx, Inc. 2006 Stock Incentive Plan, including a list of officers and directors receiving options thereunder
10.5	MiMedx, Inc. 2005 Assumed Stock Plan (formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan)
10.6	Declaration of Amendment to MiMedx, Inc. 2005 Assumed Stock Plan (formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan)
10.7	Form of Incentive Award Agreement under the MiMedx, Inc. Assumed 2005 Stock Plan (formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan), including a list of officers and directors receiving options thereunder
10.8	Form of Nonqualified Incentive Award Agreement under the MiMedx, Inc. Assumed 2005 Stock Plan (formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan)
10.9	MiMedx, Inc. Assumed 2007 Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan)
10.10	Declaration of Amendment to MiMedx, Inc. Assumed 2007 Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan)
10.11	Form of Incentive Award Agreement under the MiMedx, Inc. Assumed 2007 Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan)
10.12	Form of Nonqualified Incentive Award Agreement under the MiMedx, Inc. Assumed 2007 Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan)
10.13	Form of MiMedx, Inc. Employee Proprietary Information and Inventions Assignment Agreement
10.14	Employment Agreement between MiMedx, Inc. and Steve Gorlin
10.15	Employment Agreement between MiMedx, Inc. and John C. Thomas, Jr.
10.16	Employment Agreement between MiMedx, Inc. and Matthew J. Miller
10.17	Employment Agreement between MiMedx, Inc. and Thomas W. D’Alonzo
10.18	Employment Agreement between MiMedx, Inc. and Maria Steele
10.19	Employment Agreement between MiMedx, Inc. and Thomas Koob, Ph.D.
10.20	Employment Agreement between MiMedx, Inc. and Louise Focht
10.21	Sublease Agreement between MiMedx, Inc. and The Gorlin Companies, LLC dated April 1, 2007
10.22	Lease Agreement between MiMedx, Inc. and the Andrews Institute Medical Park, LLC dated June 12, 2007
10.23	Lease between MiMedx, Inc. and University of South Florida Research Foundation, Incorporated dated March 6, 2007
10.24	Amendment to Lease Agreement between MiMedx, Inc. and the Andrews Institute Medical Park, LLC dated June 12, 2007

10.25	Agreement and Plan of Merger among MiMedx, Inc., SpineMedica Corp., and SpineMedica, LLC dated as of July 23, 2007
10.26	Consulting Agreement between MiMedx, Inc. and James Andrews, M.D.
10.27	Consulting Agreement between MiMedx, Inc. and Thomas Graham, M.D.
10.28	Consulting Agreement between MiMedx, Inc. and Joseph Story, M.D.
10.29	Form of MiMedx, Inc. Physician Advisory Board Consulting Agreement
10.30	Joint Development Agreement by and between MiMedx, Inc. and Offray Specialty Narrow Fabrics, Inc. dated October 18, 2007
10.31	Collaborative Research and Evaluation Agreement by and between MiMedx, Inc. and Regeneration Technologies, Inc. dated November 1, 2007
10.32	Technology License Agreement between MiMedx, Inc., Shriners Hospitals for Children, and University of South Florida Research Foundation dated January 29, 2007
10.33	Technology License Agreement between SpineMedica Corp. and SaluMedica, LLC dated August 12, 2005
10.34	Trademark License Agreement between SaluMedica, LLC and SpineMedica Corp. dated August 12, 2005
10.35	Technology License Agreement between SpineMedica Corp. and SaluMedica, LLC dated August 3, 2007
10.36	First Amendment Technology License Agreement between SpineMedica Corp. and SaluMedica, LLC dated August 3, 2007
10.37	Trademark License Agreement between SaluMedica, LLC and SpineMedica Corp dated August 3, 2007
10.38	Acknowledgement of Georgia Tech Research Corporation dated August 12, 2005
10.39	License Agreement between Georgia Tech Research Corporation and Restore Therapeutics, Inc. dated March 5, 1998
10.40	First Amendment to License Agreement between Georgia Tech Research Corporation and Restore Therapeutics, Inc. dated November 18, 1998
10.41	Second Amendment to License Agreement between Georgia Tech Research Corporation and SaluMedica, LLC (f/k/a Restore Therapeutics, Inc.) dated February 28, 2005
10.42	Third Amendment to License Agreement between Georgia Tech Research Corporation and SaluMedica, LLC dated August 12, 2005
10.43	Assignment of Invention and Non-Provisional Patent Application from David N. Ku to SpineMedica Corp. dated August 11, 2005
10.44	Assignment of Invention and Non-Provisional Patent Application from SaluMedica, LLC to SaluMedica, LLC dated August 12, 2005
10.45	Form of SpineMedica Corp. Employee Proprietary Information and Inventions Assignment Agreement
10.46	Purchase Agreement between SpineMedica Corp. and SaluMedica, LLC dated March 12, 2007
10.47	Form of Warrant
10.48	Materials Transfer Agreement dated March 28, 2007 by and between Kensey Nash Corporation and MiMedx, Inc.
10.49	Materials Transfer Agreement dated June 7, 2007 by and between Kensey Nash Corporation and MiMedx, Inc.
10.50	Industrial Lease Agreement between SpineMedica Corp. and Franklin Forest Investors, LLC dated April 25, 2007
10.51	Sublease and Agreement dated April 9, 2007 between CCA Global Partners, Inc. (f/k/a Carpet Co-op of America Association) and SpineMedica Corp. & Landlord Consent
10.52	Warrant to Purchase Common Stock of MiMedx, Inc. issued to Gilford Securities Incorporated on April 15, 2007
16.1	Letter on Change in Certifying Accountant
21.1	Subsidiaries of Alynx, Co.
23.1	Consent of Pritchett, Siler, and Hardy, P.C.
99.1	Audited financial statements of MiMedx, Inc. for the period from inception (November 22, 2006) through March 31, 2007, and Unaudited financial statements of MiMedx, Inc. for the period April 1, 2007 through September 30, 2007

99.2*	Audited financial statements of Alynx, Co. for the period from January 1 through December 31, 2007
99.3	Pro forma unaudited consolidated financial statements as of September 30, 2007
99.4	Alynx, Co. Press Release

*	Incorporated by reference from the Alynx, Co. 10-KSB, filed January 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALYNX, CO.

Dated: February 8, 2008	By:	/s/ John C. Thomas, Jr.
John C. Thomas, Jr., Chief Financial Officer